Exhibit 10.4

NON-EXCLUSIVE

LICENSE AGREEMENT

TO CONDUCT AN

AERONAUTICAL BUSINESS

AT

RICKENBACKER INTERNATIONAL AIRPORT

BETWEEN

COLUMBUS REGIONAL AIRPORT AUTHORITY

AND

AIRNET SYSTEMS, INC.

TABLE OF CONTENTS

Background Information
Statement of Agreement
§1. License Granted
§2. Term of Agreement and Renewals
§3. Fees
§4. Quality of Licensee’s Services
§5. Environmental Hazards
§6. Insurance
§7. The Authority Held Harmless
§8. Exemption of the Authority from Liability
§9. Default and Right of Termination
§10. Taxes and Licenses
§11. Operating Expenses
§12. Right of Inspection
§13. Signs
§14. Restrictions and Regulations
§15. Uniform Changes
§16. Leased Facilities
§17. Services
§18. No Representations by the Authority
§19. Nondiscrimination and Affirmative Action Program
§20. Other Restrictions
§21. Payments and Notices
§22. Attorneys’ Fees and Costs
§23. Relationship Between Parties
§24. Severability
§25. Governing Law
§26. Time of Essence
§27. Complete Agreement
§28. Successors In Interest
§29. Third Party Beneficiaries
§30. Waiver of Default
§31. Construction of Agreement
§32. Exculpation
§33. Survivability
Minimum Standards For Commercial Aeronautical Activities
Exhibit A

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“License”) is entered into as of January 20, 2004, by and between the Columbus Regional Airport Authority (the “Authority”), a port authority organized and existing under the laws of the State of Ohio and Airnet Systems, Inc. (“Licensee”), a corporation organized and existing under the laws of the State of Ohio.

Background Information

A.                                   The Authority is the owner of property (that property conveyed by Quitclaim) of the former Rickenbacker Air Force Base located in Franklin and Pickaway Counties, State of Ohio, the remainder of said former Base being still owned by the United States of America. Pursuant to a Joint Use Agreement dated September 16, 1991, between the United States of America and the Authority, the Authority is required or permitted to use and operate certain runways, ramps, navigational aids, and other improvements (collectively the “Airfield”) located on the property still owned by the United States. The Authority intends to develop the Quitclaim property and Airfield as a public facility for the accommodation of air commerce. The Quitclaim property, the Airfield and all other property owned by the United States of America which was a part of the former Rickenbacker Air Force Base will be referred to herein as “Rickenbacker Airport” or the “Airport”.

B.                                     Licensee desires to engage in certain aeronautical business activities at the Airport on a non-exclusive basis under the terms and subject to the conditions set forth in this License Agreement. This License Agreement is being executed and delivered at the same time as the execution and delivery of (i) a lease between the Authority and Licensee relating to Licensee’s lease of certain land at the Airport upon which Licensee will conduct its aeronautical business activities (the “Lease”), (ii) an Operating Agreement between the Authority and Licensee relating to Licensee’s operations at the Airport (the “Operating Agreement”) and iii) a Commingling Fuel Agreement between the Authority and Licensee relating to Licensee’s use of the Airport Fuel System (the Fuel Agreement”).

Statement of Agreement

The parties acknowledge the accuracy of the foregoing background information and hereby agree as follows:

§1.                               License Granted

§1.1.                       The Authority hereby grants to Licensee, subject to all of the terms, conditions, and covenants of this Agreement, a non-exclusive license to conduct at the

Airport the aeronautical business activities as specified in Categor(y)(ies) checked below, in accordance with, and subject to the minimum standards therefor attached to this Agreement:

Category A

☒	a)	Flight Training

☒	b)	Aircraft Charter, Air Taxi and Freight Carriage (Not applicable to airline operations)

☐	c)	Aircraft Rental

Category B

☒	a)	Maintenance and Rebuilding of Aircraft and Engines, aircraft Components and Accessories, and Installation of Aircraft Engines, Parts, Accessories and Equipment, excluding sub-category b)

☒	b)	Maintenance & Installation of Aircraft Radios, Communications and Navigation Equipment (excluding over-the-counter repairs)

☒	c)	Aircraft Sales

☒	d)	Sale of Aircraft Parts, Accessories and Equipment

	e)	Aircraft Painting

☐	f)	Aircraft Interior Refurbishing

Category C

☐	a)	Aerial Advertising

☐	b)	Aerial Applications: Spraying, Dusting or Seeding

☐	c)	Aerial Photography

☐	d)	Aerial Surveying

☐	e)	Aerial Patrol of Pipelines or Utility Lines

☐	f)	Helicopter Operations in Construction or Repair Work (External Lift)

☐	g)	Air Ambulance and Medical Evacuation

☐	h)	Parachute Rigging, Jumping, Jump Training and Flight Services for Parachute Related Activities

☐	i)	Sales of Pilot supplies

☒	j)	Maintenance and Repair of Aircraft Radios, Communications and Navigational Equipment (delivered over-the-counter for such repairs)

Category D

☒	a)	Storage of Aircraft - Single Volume Hangar

Category E

☐	a)	Storage of Aircraft - “T” Hangars

Category F

☒	a)	Line Service

☒	b)	Contract Fueling

☒	c)	Cargo Handling

☒	d)	Maintenance or Repair of Ground Support Equipment(GSE)

§1.2.                       Licensee agrees to conduct each service and activity specified above. Licensee shall not conduct any service or activity which is not specified above. In the event Licensee wishes to discontinue any service or activity, or to conduct additional services or activities, it shall submit in writing a request for such deletion or addition of service or activity for approval of the Authority, which approval shall not be unreasonably withheld or delayed.

§1.3.                       Licensee shall be entitled, in common with others so authorized, to the use of all facilities and improvements of a public nature which now are or may hereafter be connected with or appurtenant to the Airport, including but not limited to the use of landing areas, runways, taxiways, navigational aids, terminal facilities and aircraft parking areas designated by the Authority.

§1.4.                       Licensee hereby acknowledges and agrees for itself, its employees, agents, contractors, customers, and invitees to comply with, abide by, uphold and enforce on, in and about its place of business, the Rickenbacker Airport Rules and Regulations, as they may be amended from time to time, which are incorporated into and made a part of this Agreement.

§1.5.                       Licensee acknowledges that the Authority will not require any of the users of the products or services specified above to use Licensee and that the Authority will from time to time grant other non-exclusive licenses to others to supply the same or similar products and services.

§1.6.                       Licensee hereby consents and grants to the Authority permission to obtain credit reports and conduct such other investigations of Licensee’s credit worthiness and financial condition as may, from time to time, be reasonably desirable and appropriate to satisfy itself that Licensee is able to fulfill its obligations under this Agreement. If the findings are not satisfactory the Authority retains the right to terminate this agreement upon thirty (30) days notice. Licensee agrees to hold the Authority harmless from any damages caused to Licensee in the course of such investigation(s). If in the Authority’s sole reasonable judgment Licensee does not have sufficient financial strength and responsibility, the Authority may require corporate and personal guarantees of Licensee’s obligations hereunder.

§2.                               Term of Agreement and Renewals

§2.1.                       The term of this License shall commence on the Rent Commencement Date (as such term is defined in the Lease), and shall continue for a term of one year from such date, unless sooner terminated as otherwise provided herein. This License shall automatically renew thereafter for additional one-year terms for the balance of the Lease term.

§2.2.                       This License may be amended by the Authority upon thirty (30) days written notice to Licensee, provided the terms and conditions and user fees continue to provide Licensee access to the Airport at a level that permits Licensee to use the Airport facilities and Preferential Use Area (as defined in the Operating Agreement) consistent with the terms and conditions of the Lease and consistent with terms and conditions provided to other similar users of the Airport. Upon the termination of this License, by lapse of time or otherwise, Operator shall promptly and peaceably surrender and deliver to the Authority, any assigned Airport use areas, Airport identification badges, security access cards, and all fees to which Authority is entitled hereunder.

§3.                               Fees

§3.1.                       Except as hereinafter provided, Licensee shall pay to the Authority fees and charges for any and all business conducted by Licensee on, at or from the Airport. Such fees and charges shall be found in the Schedule of Rates and Charges attached hereto and made a part hereof, as it may be amended from time to time by the Authority.

§3.2.                       Applicable fees and charges shall apply to all transactions, whether or not evidenced by written agreements, (a) between Licensee and Licensee’s unrelated third party customers, clients and vendees, including without limitation the military and members of the general public, and (b) between Licensee and any person, corporation, partnership, joint venture, department, division, company, entity or other party directly or indirectly related to Licensee; provided, that such fees and charges shall not be levied against transactions between Licensee and any party described in (a) or (b) which has entered into a written agreement with the Authority specifically exempting said exempt party from such fees or charges. A list of all such exempt parties shall be provided to Licensee by the Authority from time to time.

§3.3.                       Licensee shall remit payment of the fees specified in §3.1 above, together with a report on a form or forms acceptable to the Authority, within thirty (30) days after the end of the month in which the transaction giving rise thereto occurred. Licensee shall establish and maintain accounting and recording systems and practices which accurately reflect the services at the Airport and the Revenues received by Licensee.

§3.4.                       Any amount due from Licensee to the Authority which is not paid within ten days of the due date shall be charged a late fee of $50.00. Any outstanding balances shall bear interest at a rate equal to two percent (2%) per month calculated on the outstanding balance inclusive of previous interest charges and late fees, (but not more than the maximum rate permissible by law), from the due date until paid.

§3.5.                       The term “Revenues” as used herein shall include the following:

§3.5.1.              The gross amount charged by Licensee, whether wholly or partially for cash and/or on credit or otherwise (including, but not limited to, any amount allowed upon any “trade-in”) for services performed by Licensee, or anyone acting on Licensee’s behalf, or under a license or concession from Licensee, which are not excluded by any other provision of this Agreement, including without limitation, all amounts charged for goods, wares, and merchandise sold and for service or labor performed on, at, or from any part of the Airport by Licensee or anyone acting on Licensee’s behalf or under a license or concession from Licensee (including, but not limited to, public telephones and vending machines), without deduction for uncollected or uncollectible accounts.

§3.5.2.              The Authority shall have the right to review and approve rates, fees, and charges imposed for the aeronautical services and goods provided to the public by Licensee. Licensee shall furnish the Authority with a schedule of the rates and fees which Licensee charges to the general public in connection with any services performed by Licensee under this agreement, or by anyone acting on Licensee’s behalf, or under a license or concession from Licensee, and shall update such schedule each time any change is made in such rates or fees. In the event Licensee or anyone acting on Licensee’s behalf or under a license or concession from Licensee provides services to any person or entity directly or indirectly related to Licensee or such provider, notwithstanding anything in §3.5.1 to the contrary, such person or entity shall be deemed to have paid Revenues to Licensee or such provider in an amount equal to those rates and fees which would have been payable to Licensee or such provider if the same services were instead provided to the general public, whether or not such amount, or any greater or lesser amount, was actually paid to Licensee or such provider.

§3.5.3.              There shall be deducted from Revenues: (i) an amount equal to the amount of any cash or credit refund in fact made by Licensee for returned goods, which amount was previously included in Revenues; and (ii) the amount of any sales, luxury or excise taxes on Revenues where such taxes are both included in the gross amount reported as Revenues and subsequently paid to the taxing authorities by Licensee.

§3.6.                       Upon ten (10) days prior notice from the Authority, Licensee shall make available to the Authority, or its duly authorized representative(s), such documentation, records, reports and other information as may be requested from time to time by the Authority to assist in the determination of the fees due to the Authority.  If Licensee requires access to the books and records of the Authority to verify charges accrued and payments made, access shall be provided by the Authority.

§3.7.                       The Authority, or its duly authorized representative(s), shall, at all reasonable times, have the right to examine and audit all documentation, records, and reports of Licensee pertaining to the operation of its business under this Agreement for any reasonable purpose.  Licensee hereby authorizes its directors, officers, agents, and employees to disclose to the Authority any and all information pertaining to Licensee’s business operations under the license rights herein granted, including all account books, records, and things done or performed by Licensee in connection herewith during the term of this Agreement.  In the event that any audit by the Authority or its authorized representative discloses any deficiencies in the fees paid by Licensee to the Authority hereunder, Licensee shall pay said deficiency within five (5) days after receipt of written notice from the Authority demanding payment therefor which notice shall set forth the amount of said deficiency.  If such deficiency is in excess of two percent (2%) of the amount previously paid to the Authority for the audited period, Licensee shall also pay all costs and expenses of the audit upon written demand by the Authority.  Should Licensee be entitled to a refund as a result of overpayment to the Authority limits established herein shall be applicable thereto.

§3.8.                       Within sixty (60) days after the end of each calendar year, Licensee shall furnish to the Authority a statement of its business activities, revenues generated and fees collected during such calendar year.  The statement shall be on a form or forms prescribed or deemed acceptable by the Authority, and shall be certified by an officer of Licensee as to its accuracy.  Licensee and Authority agree that the summary forms prepared in the normal course of Licensee’s operations shall be acceptable for purposes of satisfying this requirement, and that if reports certified or audited by an independent certified public accountant are required, the due date for filing with the Authority shall be extended for not more than 120 days.

§4.                               Quality of Licensee’s Services

§4.1.                       All services performed by Licensee pursuant to this Agreement shall be performed in a professional, timely, and efficient manner so as not to reflect any discredit on the Authority or the Airport, and Licensee shall, at all times, maintain adequate hours of operation and an adequate inventory of products, supplies, and equipment at the Airport to satisfy the demands of tenants and users, including the general public and military and civilian aircraft, which may employ Licensee’s services from time to time at the Airport.  For purposes of determining adequacy, Licensee may consider, in combination with such other factors as may be appropriate, its prior experience in providing the services and activities licensed herein.

§4.2.                       Licensee shall maintain an adequate staff of employees with skills, training (both initial and recurring), licenses, and certificates appropriate to the performance of Licensee’s obligations under this Agreement.  All employees and agents engaged in rendering any services authorized by this Agreement shall at all times be appropriately attired and equipped for the duty or duties then being performed by them.  For purposes of determining adequacy, Licensee may consider, in combination with such other factors as may be appropriate, its prior experience in providing the services and activities licensed herein.

§4.3.                       All tank trucks, automotive equipment, machinery, appliances, underground installations, and any other equipment used by Licensee in its business operations under this Agreement shall, at no cost to the Authority, be maintained in good mechanical condition and appearance and shall be modern, up-to-date equipment which shall at all times meet all requirements reasonably necessary or lawfully required for fire protection and the enhancement of the safety of operations at the Airport considering the nature of the business in which Licensee is engaged.

§4.4.                       Licensee shall not do any act, permit any act, or refrain from doing any act, in any manner, that: (i) tends to create or permit any waste or nuisance at the Airport; (ii) tends to disturb tenants, users, or any other party at the Airport; (iii) invalidates or is in conflict with fire insurance or other insurance policies covering the Airport; or (iv) increases the rate of fire insurance on the Airport, or the property located therein, over that rate in effect on the Commencement Date hereof.  Licensee, at its own expense, shall comply with all rules, orders, regulations, or requirements which the National Board of Fire Underwriters, or any other similar body may impose.

§4.5.                       Licensee shall comply with all sanitary, health and safety laws, rules and regulations relating to the Airport and Licensee’s business operations at the Airport.

§4.6.                       Licensee shall enter into such agreements with tenants or users of the Airport or such other parties as may be necessary for the Licensee to conduct its business operations under this Agreement; provided that, the Authority is not under any obligation to permit or obtain access for Licensee to enter upon premises occupied by any tenant of the Airport.  In all cases, such right of access or entry must be arranged for or obtained by Licensee from such user(s) or tenant(s) of the Airport.

§4.7.                       Licensee shall take such actions as may be necessary, including but not limited to posting of signs and notices, erecting fences and employing security personnel, to prevent unauthorized persons, including but not limited to employees, customers, visitors and the general public, from entering through areas under its control into restricted areas such as aircraft flight, takeoff, landing, loading, parking or taxi areas.  All signage, fences, security personnel and procedures shall be subject to the approval of the Authority.  Guidelines for purposes of security may be found in the Rickenbacker Airport Rules and Regulations, Section II.

§5.                               Environmental Hazards

§5.1.                       Licensee shall comply with, and shall take all actions within Licensee’s control to cause all of Licensee’s agents, employees, representatives, licensees, concessionaires, customers, clients, and vendees to comply with, all Environmental Laws, (as hereinafter defined) and shall obtain and comply with, and shall take all actions within Licensee’s control to cause all of Licensee’s agents, employees, representatives, licensees, concessionaires, customers, clients, and vendees to obtain and comply with, all Environmental Permits (as hereinafter defined).  Without limiting the generality of the foregoing, Licensee shall not engage in any activity or manner of conduct, including but not limited to the use, treatment, generation, transportation, processing, handling, disposal, production or storage of Hazardous Substances (as hereinafter defined), whether gaseous, solid or liquid, or the use of solvents, lubricants, petroleum, degreasers, or other compounds, in such a manner as to risk contamination of the soil or ground or open waters or the emission of vapors or gases which constitute atmospheric pollutants, which creates or may create an unlawful, dangerous, injurious, noxious, or otherwise objectionable environmental condition.  Licensee shall at all times conduct its business, and assure to the extent within Licensee’s control, that its customers, clients, vendees, concessionaires, licensees and the general public, while present in or on Licensee’s place of business or at the Airport, comply with all Environmental Laws and Environmental Permits.  For purposes of this Agreement (a) “Environmental Laws” shall mean all Authority, federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, treatment, generation, transportation, processing, handling, disposal, production or storage of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of the Authority and federal, state and local governmental agencies and authorities with respect thereto (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.) and Chapter 3745 of the Ohio Administrative Code, as now in effect or hereafter amended; (b) Environmental Permits shall mean all permits, licenses, approvals, authorizations, consents or registrations required by the applicable Environmental Law or Laws in connection with the use and/or operation of Licensee’s business or businesses or the Airport or the use, treatment, generation, transportation, processing, handling, disposal, production or disposal of Hazardous Substances; and (c) “Hazardous Substance” shall mean any substance classified as a hazardous or toxic substance or hazardous waste under any applicable Environmental Law (including, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials and the byproducts thereof).

§5.2.                       Should Licensee, through its negligence or otherwise, experience an incident or accident or in any way cause a real or potential environmental contamination, it shall immediately take any and all reasonable actions to cease, contain and remediate the pollution, contamination or other environmental damage or risk, and shall notify all agencies, including but not limited to the Authority, having jurisdiction over the activity which caused the incident and the containment, cleanup, or mitigation thereof.  Authority and Licensee agree that this paragraph is not intended to affix responsibility for costs, but rather is intended to insure that Licensee shall take immediate actions with respect to any problem of which it becomes aware.

§5.3.                       The Authority and other federal, state, and local agencies having jurisdiction shall at all times have the right in their sole discretion to take any and all actions as they may individually or collectively deem appropriate to cease, contain, remediate, or otherwise respond to a condition which results from, causes or threatens to cause environmental pollution, contamination or damage, and to charge Licensee for any such action, which charges shall be paid promptly by Licensee.

§ 5.4.                    Without limiting the generality of the provisions of §7, Licensee shall assume the risk of, be responsible for, defend, indemnify and hold harmless the Authority, including without limitation its directors, officers, agents, employees, customers, invitees and licensees from any and all losses, claims, costs, liabilities, damages, and expenses (including costs of suit and fees and expenses for legal services) resulting from any environmental pollution, condition or damage, or from a failure to comply with any Environmental Law or Environmental Permit, arising from Licensee’s, its agents’, employees’, representatives’, licensees’, and concessionaires’ conduct of business or other activities on the Airport.

§5.5.                       The Authority shall not be responsible to Licensee, its owners, directors, officers, agents, employees, representatives, customers, clients, vendees, concessionaires or licensees for any environmental condition in existence at the Airport, which condition may interfere with Licensee’s business or other operations or activities, or which might otherwise cause damages to Licensee through loss of business, destruction of property, or injury to Licensee, its owners, directors, officers, agents, employees, customers, clients, vendees, concessionaires and licensees.

§6.                               Insurance

§6.1.                       At all times during the term of this Agreement, Licensee shall carry and maintain, in such minimum amounts as may be established from time to time by the Authority and specified on the Schedule of Insurance Coverages attached hereto and made a part hereof: (i) workers’ compensation insurance with the statutory maximum limit of liability; (ii) comprehensive general liability insurance broadened to cover the liability of Licensee in connection with the services to be rendered hereunder, including without limitation, coverage for personal injury, wrongful death, property damage, and independent contractors’ coverages; (iii) fire and extended coverage insurance with respect to all leasehold improvements, fixtures, equipment, inventory, and other personal property owned by Licensee or in its possession at the Airport; and (iv) such other insurance coverages as may be listed in the aforesaid Schedule of Insurance Coverages as it may be amended from time to time.

§6.2.                       All insurance policies of Licensee shall be issued by responsible insurers licensed to transact business in the State of Ohio; shall name the Authority and AGI, Inc. as additional insured; and shall provide for notice to the Authority at least thirty (30) days prior to any written cancellation, expiration without renewal, or modification thereof.  All policies providing casualty or hazard insurance coverage to Licensee shall contain waivers of subrogation as to the Authority.  Licensee shall furnish the Authority with certificates of insurance evidencing compliance with the insurance requirements of this Agreement including renewal or replacement policies.

§7.                               The Authority Held Harmless

§7.1.                       Licensee shall assume the risk of, be responsible for, and indemnify the Authority, including without limitation its directors, officers, agents, employees, customers, invitees, and licensees and shall hold it and them harmless from any and all losses, claims, costs, liabilities, damages, and expenses (including costs of suit and fees and expenses for legal services) on account of any liens arising or damages claimed by any persons, including employees of Licensee, its customers and invitees, or the Authority, to have been incurred or sustained in, on or about the Airport or the premises or facilities occupied and used by Licensee and arising out of Licensee’s use and occupation thereof; provided, however, that Licensee shall not be liable for any damage, injury, or loss caused solely by the negligence or willful misconduct of the Authority, including without limitation its directors, officers, agents, and employees, and provided further, that the Authority shall give to Licensee reasonable notice of any such claim made or suit instituted against the Authority and afford Licensee the right to compromise and/or defend the same.  If the conduct of both the Authority and Licensee contribute to any damage, loss or injury, then Licensee and the Authority shall be entitled to their respective rights of contribution and Licensee’s indemnity of the Authority shall be limited to Licensee’s contributory share (the burden of proving apportionment of damages shall be on Licensee).

§7.2.                       Licensee acknowledges that Rickenbacker Airport is a joint use civil/military airport.  In accordance with such agreements as may exist now or in the future between the Authority and the United States of America, airport regulations or air traffic directives will from time to time be issued which grant priority to military operations and which may interfere with Licensee’s operations.  Licensee hereby assents to and agrees to comply with and abide by all such regulations and directives, and Licensee further agrees to assume the risk of and hold the Authority harmless from any damages or adverse effects resulting from such regulations and directives.

§8.                               Exemption of the Authority from Liability

Licensee hereby waives all claims (including subrogation claims) against the Authority and the Authority shall not be liable to Licensee, for any injury or damages which may be sustained by the persons, goods, wares, merchandise, or property of Licensee, its employees, agents, invitees, or customers or any other person in or about the Airport, caused by or resulting from (i) latent or patent defects in the construction or condition of the Airport; (ii) acts of God; (iii) fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Airport; (iv) riot, civil disorder, aircraft, vehicles, smoke, noise, vandalism or malicious mischief; (v) breakage, leakage, obstruction, or other defects of the pipes, wires, appliances, plumbing, air conditioning, or lighting fixtures of the same; or (vi) use or occupancy of the Airport, whether said damage or injury results from conditions arising upon the Airport or from other sources and whether or not caused or alleged to be caused by the negligence of the Authority (other than gross negligence or willful misconduct); provided, that this waiver shall not apply to any injury or damages in an amount exceeding Licensee’s insurance coverage and caused by the negligence of the Authority.  Further, the Authority shall not be liable to Licensee or to any other person for any damage arising from any act or omission, negligent or otherwise, of any other tenant or user of the Airport.

§9.                               Default and Right of Termination

§9.1.                       If either party shall materially fail to perform or observe any of the terms, covenants, or conditions of this Agreement, the other party may give written notice of such default to that party.  If any such default shall remain uncured for ten (10) days after receiving written notice of any failure to pay any fees or amounts due hereunder or for thirty (30) days after receiving written notice of any other default, then the party not in default may give notice to the defaulting party of its election to terminate this Agreement, and ten (10) days after the delivery of such notice, this Agreement shall cease and terminate.  Such election to terminate by either party shall not be construed as a waiver of any claims it may have against the other party.  If, however, any default, other than a monetary default, is of such nature that it cannot be cured within thirty (30) days and if the party in default shall have commenced the cure of such default promptly after receipt of notice from the other party and shall continuously and diligently proceed in good faith to cure such default, then the period for correction shall be extended for such length of time as is reasonably necessary (not to exceed 60 days) to complete such cure.

Notwithstanding the time provisions in this §9.1, the Authority, in the interest of maintaining a continuity and availability at the airport of the services and activities provided herein, may establish and extend the termination date, and Licensee shall continue to provide services and activities hereunder, for up to an additional six (6) months in the event the defaulting party is the Licensee and up to an additional thirty days if the defaulting party is the Authority, to enable the Authority to obtain another party to provide the same.

§9.2.                       Notwithstanding any other provision contained herein, if, in the reasonable judgment of the Airport Manager or his representative, any activity or inactivity of Licensee or any condition on or about Licensee’s property or area of operation creates a hazard to persons or property or renders the conduct of normal business, including but not limited to the operation or servicing of aircraft, hazardous to persons or property, such hazardous situation or condition shall be remedied by Licensee as soon as reasonably practicable upon receiving notice of the same from the Airport Manager or his representative.  If such notice is delivered verbally by the Airport Manager or his representative, a written confirmation of the verbal notice, specifying in detail the nature of the hazardous situation or condition and the need for immediate action, will be delivered to Licensee as soon as practicable.  If Licensee is unable to immediately remedy a hazardous situation or condition, it shall suspend all operations which, as a result of the existence of such hazardous situation or condition, may in the judgment of the Airport Manager expose persons or property to risk of injury or damage.

§9.3.   Pursuant to §16 of this Agreement, Licensee must secure a lease or sublease of land, buildings, improvements, or property or other facilities in order to perform its obligations under this Agreement.  In the event Licensee’s leasehold rights under such lease or sublease lapse, expire or terminate for any reason, then Licensee shall be deemed in default of this Agreement.  In the event Licensee is in default of such lease or sublease, then Licensee shall be in default of this Agreement.  If Licensee disputes the existence of a default by it under such lease or sublease in court, then such leasehold default shall not be a default hereunder until a final determination is made by such court and all appeals are exhausted.

§10.                        Taxes and Licenses

Licensee shall pay, within the prescribed time, all taxes, fees, penalties, and assessments related to the conduct of its business under this Agreement, including without limitation any and all taxes which may be levied on all personal property maintained by it on or about the Airport and any and all taxes which may be levied against its license privileges granted hereunder.  Licensee shall also pay all license and permit fees necessary or required by law for the operation and conduct of its business under this Agreement.

§11.                        Operating Expenses

All costs and expenses incurred by Licensee in the performance of its obligations under this Agreement and any and all debts arising therefrom shall be obligations of Licensee.  The Authority shall not be responsible for any such obligations by reason of its relationship to Licensee pursuant to this Agreement or otherwise.

§12.                        Right of Inspection

Licensee shall provide access to the Authority and authorized representatives of any federal, state, and local agency for inspection of its business operations at the Airport for any reasonable purpose at any time.

§13.                        Signs

Licensee shall have the right, at its expense, to place in or on its place of business a sign or signs identifying Licensee.  Said sign or signs shall be of a size, shape and design, and at a location or locations, approved by the Authority and in conformance with any overall directional graphics or signage program established by the Authority.  The Authority’s approval of any proposed signs shall not be unreasonably withheld.  When required, this approval shall then be forwarded by the Port Authority to the FAA with a completed form 7460-1.  Upon FAA review and approval the Licensee shall be granted a notice to proceed.  Upon termination of this agreement, Licensee shall remove, at its expense, all lettering, signs and placards erected by it.

§14.                        Restrictions and Regulations

§14.1.   At all times during the term of this Agreement, Licensee agrees to abide by: (i) any and all applicable written rules, regulations, orders, and restrictions which are now in force or which may be hereafter adopted or amended by the Authority relating to the operation of the Airport; (ii) any and all written orders, directives, or conditions issued, given or imposed by the Authority relating to the use of the roadways, driveways, curbs, sidewalks, and parking areas in and about the Airport; (iii) any and all applicable laws, ordinances, statutes, rules, regulations, or orders of any federal, state, or municipal governmental agency lawfully exercising authority over the Airport or Licensee’s conduct of its business pursuant to this Agreement; and (iv) any obligation, condition, or restriction imposed by or any right reserved in any conveyance of property, real or personal, to the Authority.  The Authority shall not be liable to Licensee for any damage to, diminution of, deprivation of, or possession of Licensee’s rights or privileges hereunder, on account of the exercise, by any person or entity, of the authority described in this Section, or which may arise from the Airport’s development or operation of the Airport during the term of this Agreement.

§14.2.   Licensee agrees that its employees will become familiar with the Rickenbacker Airport Rules and Regulations, a current copy of which is attached, as they now exist or may be hereafter amended, with applicable provisions of this Agreement, and with applicable laws, regulations, policies and/or standards governing the functions being or to be performed by said employees, that it will provide its employees with appropriate instruction regarding the same, and that it will provide its employees with copies of the same if so requested.  Licensee will post in a conspicuous location in its place of business, in full view of its employees, its customers and the public, a current copy of the Rickenbacker Airport Rules and Regulations or such portions thereof as may be directed by the Authority.

§15.                        Uniform Changes

The Authority may amend or modify any term, condition, or covenant of this Agreement, provided that such amendment or modification shall: (i) apply prospectively only from and after the effective date thereof; (ii) be uniformly applicable to all persons holding non-exclusive licenses to conduct the affected activity or activities at the Airport; and (iii) become effective only after the expiration of thirty (30) days following the giving of written notice of such amendment or modification by the Authority.  If Licensee determines it is not economically feasible to comply with any proposed amendment or modification adopted pursuant hereto, Licensee may, within fifteen (15)

days of such written notice from the Authority, notify the Authority in writing that it intends to terminate this Agreement, which shall then terminate upon the expiration of six (6) months after the date of Licensee’s written notice to the Authority.  If Licensee elects to terminate under this section, the terms of this Agreement through the termination date shall not include the modifications or amendments objected to by Licensee.

§16.                        Leased Facilities

§16.1.   Prior to commencing business, Licensee must secure a lease or sublease of such land, buildings, improvements, or property or other facilities required by the Minimum Standards for Operators of Commercial Activities for such services or activities as Licensee is to conduct pursuant to this Agreement.

§16.2.   The Authority shall have the right to approve or disapprove any lease, sublease, rental or use of any land, buildings, improvements or property or other facilities within the aeronautical use areas of the Airport on the basis that it conforms or fails to conform with FAA regulations, rules, standards, orders or policies or with the Amended and Restated Master Lease and Development Agreement, where applicable.  Licensee shall lease only such land, buildings, improvements, property or other facilities for which a demonstrable need presently exists or with respect to which Licensee demonstrates an intent to immediately develop for aeronautical use.  Approval of any such lease, sublease, rental or use agreement shall be contingent upon the Authority’s subsequent approval of any proposed leasehold improvements and timely completion thereof in accordance with the terms and conditions herein set forth.

§16.3.   Before Licensee enters into any agreement with a third party whereby Licensee provides to said third party by lease, sublease, rental or otherwise, the use of any land, buildings, improvements or property or other facilities, or any portion thereof, on the Airport, and, before Licensee enters into any agreement or arrangement whereby a third party provides or conducts any service or activity to or on behalf of Licensee, Licensee shall provide three copies of such agreement to the Authority for its approval or disapproval.  The Authority shall have ten (10) days within which it may approve or disapprove the form and content of such agreement.  The Authority’s review may include, but is not limited to the scope of services to be provided by the third party, the length of term, the appropriateness of the space including location and square footage, leasehold improvements, public facilities, and whether the third party should be a sub-licensee of Licensee or a direct licensee of the Authority.  All leases and agreements with third parties shall comply in all respects with this Agreement.  If the Authority determines that the service or activity is of a character as to require the execution of a Non-Exclusive License Agreement with the Authority, said third party shall enter into a Non-Exclusive License Agreement with the Authority prior to commencing such service or activity.  Licensee shall not sublicense any of the rights, privileges or benefits granted hereunder without the Authority’s consent, and any attempt by Licensee to do so shall be null and void.

§16.4.   The Authority shall have the right to review and approve or disapprove architectural plans and designs for proposed improvements, on the basis that they conform or fail to conform with FAA regulations, rules, standards, orders or policies or with the aforesaid Amended and Restated Master Lease and Development Agreement, where applicable, prior to Licensee awarding contracts therefore or commencing construction thereof.  Licensee agrees that it shall submit to the Authority, within six (6) months after execution of any lease, detailed plans and specifications for all proposed leasehold improvements.  The Authority agrees that it shall transmit its approval of the plans and specifications as submitted, or its disapproval thereof together with an explanation of the reason(s) therefore within ten (10) business days of receipt of the plans and specifications.  The Authority’s approval of plans and specifications shall not be withheld unreasonably.

§16.5.  Unless otherwise approved by the Authority in writing, construction of proposed leasehold improvements or renovation of existing facilities shall commence within six (6) months after approval by the Authority of the architectural plans and specifications, and within a reasonable time thereafter shall be completed and placed into service.  Facilities already existing shall be placed into service within six (6) months after the effective date of the lease thereof.

§16.6.  Licensee shall comply with and obey all federal, state and local laws, as they now or may apply in the future, for determining the prevailing wage rates for the construction of facilities at the Rickenbacker Airport.

§16.7.  Licensee shall complete and submit Federal Aviation Administration (“FAA”) Form 7460-1 “Notice of Proposed Construction or Alteration”, in accordance with its attached instructions for any and all proposed construction, alterations or improvements.  The Authority’s written approval must accompany submission of this form to FAA.  Licensee shall then submit to the Authority a copy of FAA’s written approval of Form 7460-1, all building permits, licenses, certificates and other approvals required by applicable laws, regulations, codes and standards, and shall certify compliance with all applicable laws, regulations, codes and standards in the design and construction of the improvements prior to commencement of any construction or alteration of facilities at the Airport.

§17.                        Services

§17.1.  In the event that the Authority provides services directly to Licensee, including, but not limited to, security, janitorial, aircraft rescue and fire fighting, maintenance and repair services, snow and ice removal, or the furnishing of utilities, Licensee shall pay the Authority all charges therefore within ten (10) days after receipt of a statement for said services.  With the exception of emergency services, or those necessary to maintain the safety of persons, property, or operations on the Airport, or to comply with FAA’s regulations or other applicable laws, ordinances or regulations, the Authority shall provide no services to Licensee except pursuant to a separate written agreement with Licensee or upon request from Licensee.

§17.2.  The Authority is not obligated to furnish any fire fighting services or security services to or for Licensee.  Licensee shall maintain its own security services and agrees that the operation, maintenance or other provision by the Authority of either security or fire fighting services shall not constitute a waiver of this section.  Notwithstanding the provisions hereof, however, the Authority agrees that the responsible governmental fire fighting unit shall be provided access to the premises for such services.

§17.3.  The Authority shall not be liable in damages or otherwise for any failure or interruption of any of the foregoing services, or for any interruption in utility services to the Airport, and no such failure or interruption shall entitle Licensee to terminate this Agreement or to an abatement of fees payable to the Authority.  The Authority shall not be liable to Licensee under any circumstances for loss of property, injury to person or property, or consequential damages, however occurring, through, in connection with, or incidental to failure to furnish any of the foregoing.

§18.                        No Representations by the Authority

Licensee acknowledges that neither the Authority nor any of its agents, representatives, employees, or officers have made any representations or promises with respect to the Airport except as herein expressly set forth.  Further, Licensee acknowledges that it has not executed this Agreement in reliance upon any representations or promises of the Authority or its agents, representatives, employees or officers with respect to the Airport, except as herein expressly set forth, and that Licensee has made its own independent examination of the Airport.

§19.                        Nondiscrimination and Affirmative Action Program

The following provisions are required by the Federal Aviation Administration policy concerning airport leases and related documents:

§19.1. If any facilities are constructed, maintained or otherwise operated on the Airport for a purpose for which a United States Department of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, the user shall maintain and operate such facilities and services in compliance with all requirements imposed pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, as said Regulations may be amended.

§19.2. Licensee, for itself, its personal representatives, successors-in-interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree that: (i) no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (ii) that in the construction of any improvements on, over, or under the Airport and the furnishing of services therein, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, and (iii) that Licensee shall use the premises in compliance with all other requirements imposed by or pursuant to 49 CFR Part 21,

Nondiscrimination in Federally Assisted Programs of the Department of Transportation, as said Regulations may be amended.

§19.3. Licensee assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Sub-part E, to insure that no person shall, on the grounds of race, creed, color, national origin, or sex, be excluded from participating in any employment activities covered in 14 CFR Part 152, Sub-part E.  Licensee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this sub-part.  Licensee assures that it will require assurances from its sub-organizations, as required by 14 CFR Part 152, Sub-part E, to the same effect.

§19.4. Licensee shall furnish its accommodations and/or services to be provided pursuant to this Agreement on a fair, equal, and not unjustly discriminatory basis to all purchasers thereof and Licensee shall charge fair, reasonable, and not unjustly discriminatory prices for each service; provided, that Licensee may be allowed to make reasonable and nondiscriminatory discounts, rebates, or other similar type of price reductions to volume users.

§19.5. Non-compliance with the provisions contained above shall constitute a material breach hereof and, in the event of such non-compliance, the Authority shall have the right to terminate this Agreement and the license hereby created without liability therefore or, at the election of the Authority or the United States, either or both shall have the right to judicially enforce §§19.1, 19.2, 19.3 and 19.4 above.

§19.6. Subject to the provisions of §16.4 and §29 prohibiting sublicensing, Licensee agrees that it shall insert the above subsections in any lease agreement or contract by which Licensee grants rights or privileges to any person, firm, or corporation to render accommodations and/or services to the public under this Agreement.

§20.                        Other Restrictions

§20.1. The Authority reserves the right, but shall not be obligated to Licensee, to develop or improve the Airfield and all publicly-owned public-use facilities of the Airport.  The Port Authority will coordinate with Licensee, as with all Airport tenants, any proposed Airport improvements.  The Authority reserves the right to take any action deemed necessary to protect aerial approaches and to prevent Licensee from erecting or permitting to be erected any structure which in the reasonable opinion of the Authority will limit the usefulness of the Airport or constitute a hazard to aircraft.

§20.2. This Agreement shall be subordinate to the provisions of any existing or future federal statutes and any existing or future agreement entered into between the Authority and the United States of America relative to the improvement, operation, or maintenance of the Airport, and to the reasonable provisions of all minimum standards, rules, and/or regulations governing the operation of the Airport from time to time adopted by the Authority.

§20.3. Licensee agrees to comply with the notification and review requirements covered in Part 77 of the Federal Aviation Regulations in the event any future structure or building is planned for the Airport or in the event of any planned modification or alteration of any present or future building or structure on the Airport.

§20.4. Licensee will not by any act or omission, cause any violation of the provisions in the Quitclaim deed.  The following paragraphs are excerpts of the Quitclaim deed signed and dated April 17, 1984 and of The Airport Improvement Program Grant Assurance Number 23.  The word “grantee”, as used herein, shall mean the same as Authority:

The grantee will not grant or permit any exclusive right for the use of the airport at which the property is located which is forbidden by Section 308 of the Federal Aviation Act of 1958, as amended, by any person or persons to the exclusion of others in the same class and will otherwise comply with all applicable laws.  In furtherance of this covenant (but without limiting its general applicability and effect), the grantee specifically agrees that, unless authorized by the Administrator, it will not, either directly or indirectly, grant or permit any person, firm or corporation the exclusive right to conduct any aeronautical activity on the airport including but not limited to charter flights, pilot training, aircraft rental and sightseeing, aerial photography, crop dusting, aerial advertising and surveying, air carrier operations, aircraft sales and services, sale of aviation petroleum products whether or not conducted in conjunction with other aeronautical activity, repair and maintenance of aircraft, sale of aircraft parts, and any other activities which because of their direct relationship to the operation of aircraft can be regarded as an aeronautical activity.  The grantee further agrees that it will terminate as soon as possible and no later than the earliest renewal, cancellation, or expiration date applicable thereto, any exclusive right existing at any airport owned or controlled by the grantee, or hereinafter acquired, and that, thereafter, no such right shall be granted.  However, nothing contained herein shall be construed to prohibit the granting or exercise of an exclusive right for the furnishing of non-aviation products and supplies or any service of a non-aeronautical nature or to obligate the grantee to furnish any particular non-aeronautical service at the airport.

Licensee will permit no exclusive right for the use of the airport by any persons providing, or intending to provide, aeronautical services to the public.  For purposes of this paragraph, the providing of services at an airport by a single fixed-based operator shall not be construed as an exclusive right if both of the following apply:

(a)  It would be unreasonably costly, burdensome, or impractical for more than one fixed-based operator to provide such services, and;

(b)  If allowing more than one fixed-based operator to provide such services would require the reduction of space leased pursuant to an existing agreement between such single fixed-based operator and such airport.

Licensee further agrees that Licensee will not, either directly or indirectly, grant or permit any person, firm or corporation the exclusive right at the airport, or at any other airport now owned or controlled by Licensee, to conduct any aeronautical activities, including, but not limited to charter flights, pilot training, aircraft rental and sightseeing, aerial photography, crop dusting, aerial advertising and surveying, air carrier operations, aircraft sales and services, sale of aviation petroleum products whether or not conducted in conjunction with other aeronautical activity, repair and maintenance of aircraft, sale of aircraft parts, and any other activities which because of their direct relationship to the operation of aircraft can be regarded as an aeronautical activity, and that Licensee will terminate any exclusive right to conduct an aeronautical activity now existing at such an airport before the grant of any assistance under the Airport and Airway Improvement Act of 1982.

§20.5.  The following uses shall not be permitted on any portion of the Airport at any time: residential; trailer courts; junkyard; mining and quarrying; dumping, disposal (other than incidental disposal), incineration, or reduction of garbage, sewage, offal, dead animals, or refuse; fat rendering, stockyards or slaughtering of animals; smelting of iron, tin, zinc, or other ores; and animal raising.

§20.6.  No portion of the Airport shall be used or occupied in any manner so as to create any dangerous, injurious, noxious, or otherwise objectionable conditions that may affect any other property, including but not limited to the following:

(a)  No activity shall be conducted on any portion of the Airport that may be or may become hazardous to public health and safety, that shall be illegal, or that may interfere with or be a hazard to the flight of aircraft over into, from or around the Airport.

(b)  No activity which produces atmospheric emissions shall be conducted on the Airport unless such activity shall comply with the standards, if any, of the U.S. Environmental Protection Agency, any state or local environmental regulatory body, or any successor organizations performing similar functions, as such regulations exist at the date of this Agreement, or which may be enacted during the term hereof.  No portion of the premises leased by Licensee shall be activated for Foreign Trade Zone usage except upon the request of Licensee.

(c)  No electrical, electronic, or radio emissions shall be produced from the Airport that may interfere with, obstruct, or adversely affect the operation of air navigation aids or communications between any installation on the airfield and landing, departing or maneuvering aircraft.

(d)  No exterior lighting shall be permitted on the Airport unless the design and location thereof shall comply in all respects with the requirements of the FAA and any other governmental agency having jurisdiction with respect to height, type, and placement of lighting standards as they may affect the ability of aircraft to distinguish between airfield lights and others, visibility in the vicinity of the Airport, or the safety of flight operations into, from, and around the Airport.

(e)  No cesspool, septic tank, or other sewage disposal system or device shall be installed, maintained, or used on any portion of the Airport, other than systems or devices existing on the date of this Agreement, without the prior written approval of the Authority.

§20.7.  If any portion of the Premises is activated for Foreign Trade Zone usage, said portion and any occupant thereof shall comply with the security requirements imposed by the U.S. Customs Service or other federal agencies having jurisdiction.

§20.8.  This Agreement and all provisions hereof shall be subject to whatever right the United States Government now has, or in the future may have or acquire, affecting the control, operation, regulation and taking over of said Airport, or the exclusive or non-exclusive use of the Airport, by the United States during time of war or national emergency or otherwise.

§20.9.  Licensee shall use reasonable precautions, including but not limited to those specified in §4.7 hereof, to prevent unauthorized persons from gaining access to restricted flight and aircraft operational areas.

§20.10.  In the event any provision of this §20 is violated, in addition to any other right it may have at law or in equity, the Authority shall have the right, but not the obligation, to enter upon any premises and cause the abatement of any such violation at the expense of Licensee.

§21.                        Payments and Notices

All license fees and other amounts required to be paid by Licensee to the Authority hereunder shall be delivered or mailed to the Authority at the address first set forth below, unless and until the Authority designates to Licensee in writing some other party or place to receive license fees and compensation.

Any notice to Licensee, required under this License, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to

The Authority:

President & CEO

Columbus Regional Airport Authority

4600 International Gateway

Columbus, OH 43219

With copy to General Counsel

Licensee:

Prior to Licensee’s commencement of actual use at the Airport:

Airnet Systems, Inc.

3939 International Gateway

Columbus, OH 43219

Attn: Chief Executive Officer

After Licensee’s commencement of actual use at the Airport:

Addressed to the Licensee’s Premises at the Airport.

Attn:  Chief Executive Officer

or at such other address as that party may previously have specified in notice to the party giving notice, or is delivered personally to that address.

§22.                        Attorneys’ Fees and Costs

In the event an action or proceeding is brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees in such action or proceeding.

§23.                        Relationship Between Parties

Nothing contained in this Agreement shall be construed as creating a partnership or joint venture between Licensee and the Authority.

§24.                        Severability

It is the intention of the parties to comply fully with all laws and public policies, and this Agreement shall be construed consistently with such laws and public policies to the extent possible.  If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this Agreement and holds that provision to be invalid, in whole or in part, such holding shall in no way affect the validity of the remainder of this Agreement, which shall remain in full force and effect.

§25.                        Governing Law

All questions concerning the validity, intention, and meaning of this Agreement or relating to the rights and obligation of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Ohio in a court of competent jurisdiction within Franklin County, Ohio.

§26.                        Time of Essence

The time for payment of all amounts to be paid by Licensee under this Agreement and for performance and observance of all other obligations and conditions to be performed by Licensee under this Agreement shall be of the essence.

§27.                        Complete Agreement

This Agreement sets forth the entire agreement among the parties with respect to the matters dealt with herein.  Except as provided in §15 hereof, no change, alteration, modification, addition, or qualification to the terms of this Agreement shall be made or be binding unless made in writing and signed by each of the parties.

§28.                        Successors In Interest

This Agreement is personal to Licensee and no rights or obligations under this Agreement shall be assigned or sublicensed by it, in whole or in part, without the prior written consent of the Authority.  Licensee shall not enter into any concession agreement with respect to the services covered by this Agreement without the prior written consent of the Authority.  Except as provided in the previous sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against the respective heirs, successors, and assigns of each party.

§29.                        Third Party Beneficiaries

This Agreement is intended for the exclusive benefit of the parties and their respective heirs, successors, and assigns.  Nothing contained in this Agreement shall be construed as creating any right or benefit in or to any third party.

§30.                        Waiver of Default

No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of the other party shall affect, or constitute a waiver of the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default, nor shall any custom or practice of the parties at variance with any provision of this Agreement effect, or constitute a waiver of,  any party’s right to demand strict compliance with all provisions of this Agreement.

§31.                        Construction of Agreement

The captions at the beginnings of the sections of this Agreement are not part of the context hereof, but are merely labels to assist in locating those sections, and shall be ignored in construing this Agreement.  Each pronoun shall include any number or gender thereof as the identity of its antecedent may require.  This Agreement may be executed in several counterparts and each such executed counterpart shall be considered as an original of this Agreement.

§32.                        Exculpation

Notwithstanding anything to the contrary contained in this Agreement, no officer, director, shareholder, partner, employee, or agent of the Authority shall have any personal liability for any failure by the Authority to perform any covenant, term, or condition of this Agreement.

§33.                        Survivability

The indemnity provisions shall survive the termination of this agreement.

COLUMBUS REGIONAL AIRPORT AUTHORITY		AIRNET SYSTEMS, INC.

/s/ Elaine Roberts		/s/ Joel E. Biggerstaff
Elaine Roberts, A.A.E.,		By	Joel E. Biggerstaff
President & CEO		Title	CEO

Date	1-20-04	Date	1/15/04

RICKENBACKER INTERNATIONAL AIRPORT

MINIMUM STANDARDS FOR OPERATORS OF

COMMERCIAL ACTIVITIES

SECTION 1 - GENERAL PROVISIONS
1.01 - INTRODUCTION
1.02 - REQUIRED CONDITIONS
1.03 - COMMERCIAL SERVICES DEFINED
A. - Single Service Operator
B. - Limited Service Operator
C. - Full Service Operator
1.04 - FAA NON-DISCRIMINATION REGULATIONS
1.05 - DEVELOPMENT OF ADDITIONAL MINIMUM STANDARDS
1.06 - PRE-QUALIFICATION REQUIREMENTS
A. - Intended Scope of Activities
1.07 - ACTION ON APPLICATION
1.08 - THE WRITTEN AGREEMENT
1.09 - SITE DEVELOPMENT STANDARDS
1.10 - PERSONNEL
1.11 - EXPERIENCE/FINANCIAL STABILITY
A. - Experience
B. - Financial Stability
1. - Capital Improvement / Equipment Funding
2. - Operating Capital
3. - Security for Payment
4. - Wavier of Contract Security
1.12 - INDEMNITY AND INSURANCE
A. - Indemnification
B. - Minimum Liability / Insurance Requirements
C. - Environmental Impairment
D. - Performance Bonds
1.13 - LEGAL NON-CONFORMING USE
A. - Defined
B. - Safety/Security Compliance

SECTION 2 - AERONAUTICAL SERVICES
2.01 - INTRODUCTION
2.02 - DEVELOPMENT OF QUALITY SERVICES
2.03 - EXCLUSIVE RIGHTS
2.04 - SINGLE SERVICE OPERATOR
A. - Aircraft Sales

1. - Services
2. - Land Area
3. - Buildings
4. - Personnel
5. - Hours of Operation
6. - Dealership/Aircraft
7. - Parts and Service
8. - Maintenance
B. - Airframe And Powerplant Repair
1. - Land Area
2. - Buildings
3. - Personnel
4. - Hours of Operation
5. - Equipment

C. - Aircraft Rental
1. - Land Area
2. - Building
3. - Personnel
4. - Aircraft
5. - Hours of Operation
6. - Maintenance
D. - Flight Training
1. - Certification
2. - Land Area
3. - Buildings
4. - Personnel
5. - Aircraft
6. - Hours of Operation
7. - Maintenance
E. - Air Taxi And Charter Services
1. - Land Area
2. - Buildings
3. - Personnel
4. - Aircraft
5. - Hours of Operation
6. - Certification
7. - Ground Transportation Services
8. - Maintenance
F. - Avionics, Instruments, And/Or Propeller Services
1. - Land Area
2. - Buildings
3. - Personnel
4. - Hours of Operation
G. - Specialized Commercial Flight Services
1. - Land Area
2. - Buildings

3. - Personnel
4. - Aircraft
5. - Hours of Operation
6. - Maintenance
H. - Into-Plane Fuel Services
1. - Land Area
2. - Buildings
3. - Personnel
4. - Equipment
5. - Hours of Operation
6. - Maintenance
L - Cargo Handling Services
1. - Land Area
2. - Equipment
3. - Personnel
4. - Hours of Operation
5. - Maintenance
J. - Commercial Hangar Storage
1. - Land Area
2. - Equipment
3. - Personnel
4. - Hours of Operation
5. - Maintenance
2.05 - LIMITED SERVICE OPERATOR

2.06 - FULL SERVICE OPERATORS
A. - Minimum Service required of Full Service Operators are:
1. - Aircraft Maintenance and Repair Services
2. - Charter Service (Part 135 or 121 Certificate)
3. - Aircraft Rental
4. - Commercial Fuel Sales/Line Services
5. - Aircraft Hangar/Tie-down Services
6. - Preferred Additional Services
7. - Marketing/Promotion
8. - Hours of Operation
a. - Fuel & Line Services
b. - Aircraft Maintenance and Repair Services
9. - Personnel
10. - Future Development and Expansion
11. - Required Facilities
a. - Land
b. - Buildings
12. - Maintenance
2.07 - TERMINATION OR MODIFICATION OF COMMERCIAL OPERATING AUTHORIZATION

SECTION 3 - AIRCRAFT / AUTO FUELS, DISPENSING, and STORAGE
3.01 - INTRODUCTION

3.02 - FUEL STORAGE
3.03 - COMMERCIAL AVIATION FUELING
3.04 - AUTO AND WHOLESALE FUEL SALES
3.05 - SELF FUELING OF PRIVATE AIRCRAFT
3.06 - USE OF THE FUEL STORAGE FACILITY

SECTION 4 - FLYING CLUBS: - (Ref: FAA Order 5190.6A/Appendix 8)
4.01 - DEFINED
4.02 - OWNERSHIP OF AIRCRAFT
4.03 - PROPERTY RIGHTS OF MEMBERS/GENERATION OF REVENUES
4.04 - NON-COMMERCIAL OPERATION ONLY
4.05 - CLUB CHARTER INFORMATION
4.06 - COMPLIANCE WITH LAWS
4.07 - LOSS OF EXEMPTION

SECTION 5 - OPERATOR’S AGREEMENTS WITH ANOTHER COMMERCIAL OPERATOR

SECTION 6 - ENVIRONMENTAL
6.01 - ENVIRONMENTAL LAWS
6.02 - ENVIRONMENTAL AUDIT

SECTION 7 - PENALTIES FOR FAILURE TO MAINTAIN COMPLIANCE WITH MINIMUM STANDARD REQUIREMENTS
7.01 - FAILURE TO COMPLY WITH MINIMUM STANDARDS OF THE AUTHORITY
7.02 - AUTHORITY OF THE AIRPORT DIRECTOR
7.03 - TERMINATION OF LEASE
7.04 - CIVIL REMEDY OR CRIMINAL PROSECUTION
7.05 - LIABILITY FOR FINES
7.06 - AUDITS
7.07 - AMENDMENTS

SECTION 1 - GENERAL PROVISIONS

1.01  INTRODUCTION

The Rickenbacker Port Authority (“Authority”) adopts these minimum standards in order to protect and promote the best interests of the airlines and aviation public with regard to sound and equitable development and provision of commercial services to the airlines and the aviation public at Rickenbacker International Airport (“Airport”).

1.02  REQUIRED CONDITIONS

Any Person desiring to engage in one or more commercial service at the Airport must adhere to the applicable minimum standards as a condition to establishing and providing the permitted activity and must be a party to a written lease and/or use agreement with the Authority.

1.03  COMMERCIAL SERVICES DEFINED

Commercial Services are defined as certain commercial activities conducted at or from the Airport for the purpose of securing earnings, income, compensation, or profit, whether or not such objectives are actually accomplished.  Commercial Services which shall be subject to these Minimum Standards include, but are not limited to, the following commercial activities:  aircraft sales, airframe or power plant repair, aircraft rental, flight training, air taxi and charter services, avionics, instrument, and/or propeller services, specialized commercial flight services, into-plane fuel services, cargo handling services, commercial hangar storage, and commercial retail fuel sales and line services.

For purposes of these standards, Operators shall be classified as follows:

A.                                   Single Service Operator - provides one commercial service, no retail fuel sales or line services.

B.                                     Limited Service Operator - provides two or more commercial services, but no retail fuel sales or line services.

C.                                     Full Service Operators - provides multiple commercial services including retail fuel sales and line services.

1.04  FAA NON-DISCRIMINATION REGULATIONS

These minimum standards are designed to ensure the Airport & Commercial Operators comply with the following FAA Non discrimination regulations:

A.                                   A fair and reasonable opportunity, without discrimination, shall be afforded all applicants to qualify, or otherwise compete, for available Airport facilities; or to engage in selected commercial activities, subject to the Minimum Standards and requirements as may be established and amended from time to time by the Authority.

The Authority’s goal, through these Minimum Standards, is to maintain a “level playing field” on which all Commercial Operators of a similar classification of aeronautical activity may conduct business for the benefit of the aviation public. In developing these Minimum Standards, the Authority intends neither to block competition between service providers, nor to protect any existing or incumbent provider from competition.

B.                                     Commercial Operators on the Airport are required to (1) furnish services on a fair, equal, and not unjustly discriminatory basis to all customers, and (2) charge fair, reasonable, and not unjustly discriminatory prices for each unit or service, provided that the Operator is allowed to make reasonable and nondiscriminatory discounts, rebates, or other similar types of price reductions to volume purchasers.

C.                                     No Commercial Operator shall exclude from employment, participation in, access to the benefits of its operations or otherwise discriminate against persons on the grounds of race, color, national origin, religious belief, disability, age or sex. Commercial Operators shall be responsible for compliance with any applicable local, state and federal rule, regulation, ordinance or law regarding nondiscrimination.

1.05  DEVELOPMENT OF ADDITIONAL MINIMUM STANDARDS

Authorized Commercial Services are not limited to those listed in these Minimum Standards. In the event that a prospective Operator desires to conduct a commercial activity not listed in these standards, the Minimum Standards for that activity may be identified as a part of the application process. Further, the Authority may, at any time, identify additional activities to be subject to Minimum Standards.

1.06  PRE-QUALIFICATION REQUIREMENTS

A prospective Operator shall submit, in written form, to the Airport Director, at the time of application, a business plan including the following information, and any other information as may be requested by the Authority:

A.                                   Intended Scope of Activities

To provide high quality service to the airlines and aviation public as a condition precedent to the granting of an operating privilege on the Airport, the prospective Operator must submit a detailed description of the intended activity(s) to be conducted, and the means and methods to be employed to accomplish the applicable operating standards and requirements, including the following:

1.                                       The services to be offered.

2.                                       The amount of land to be leased or subleased.

3.                                       The building space to be constructed, leased, or subleased.

4.                                       The number of Aircraft (or Vehicles) to be provided, if applicable.

5.                                       The number of qualified and/or certified employees.

6.                                       The proposed hours of operation.

7.                                       Evidence of required minimum insurance coverage as established by the Authority.

8.                                       Evidence of operator’s financial capability to perform the proposed services and provide and maintain the required facilities. The names and signatures of all parties owning an interest in the business or who will appear on leases or other documents as being a director, partner, officer or agent or manager of the business.

9.                                       Evidence of the Operator’s level of competency and experience in successfully performing the proposed service.

10.                                 Written authorization allowing the FAA and aviation or aeronautics commissions, administrations and departments of all states in which applicant has engaged in the aviation business to release information to the Authority.

11.                                 Such other information as the Authority deems necessary to a particular request.

1.07  ACTION ON APPLICATION

The Authority encourages the expansion of commercial services at the Airport and, to that end, is committed to being responsive to all applicants. Applications will be reviewed and the Authority will respond within 90 days receipt of the application.

1.08  THE WRITTEN AGREEMENT

Upon the approval of the application by the Authority, prior to the commencement of Commercial Operations, the prospective Operator will be required to enter into a written agreement with the Authority. The agreement will detail the terms and conditions under which the Operator will conduct business on the Airport, including, but not limited to, the term of agreement; the rentals, fees, and charges; the rights, privileges and obligations of the respective parties; and other relevant covenants. The conditions contained in the schedule of Minimum Standards and Requirements do not represent a complete recitation of the provisions to be included in the written agreement. Agreement provisions, however, will not change, modify, or be inconsistent with, the Minimum Standards and Requirements.

1.09  SITE DEVELOPMENT STANDARDS

Minimum Land and Building requirements for each aeronautical service, listed in Section 2, are based on the following guidelines:

A.                                   The minimum hangar space necessary for an independent commercial provider of aeronautical services involving the storage or maintenance of aircraft is 3,600 square feet.

B.                                     The minimum requirement for hangar space will generally be 75% of the total building space required with the remaining 25% of the space being allocated for offices, restrooms, reception areas and other space required for good customer service.

C.                                     The minimum requirement for land space will generally be twice the amount of space required for the building.

D.                                    In planning a commercial development, it is expected that all aircraft associated with the operation will be stored in the Operator’s hangar or on a tie down ramp that is constructed or leased by the Operator on leased Airport premises. The Authority is not obligated to provide or construct public ramp/apron or connecting taxiways for Commercial Operators. Further, the Authority’s ability to construct a ramp/apron or taxiways is limited to the availability of federal and state grant funds which are not dedicated to higher priority projects on the Airport. Thus, the prospective Operator should expect to fund all facilities needed (building, parking lots, ramps/aprons, connecting taxiways) as a part of the total plan.

E.                                      A prospective Commercial Operator may conduct business under the “umbrella” (subcontract) of a Full Service Operator, using a portion of the Full Service Operator’s hangar and office space to fulfill the hangar and office space requirement.

F.                                      The minimum space requirements hereinafter provided may be satisfied by the lease, construction or sublease of single, abutting, or separate parcels having one (1) building, attached buildings, or separate buildings. For businesses proposing to offer services directly to the general public, the use of mobile home type buildings, or T-Hangar space, to satisfy the space requirements is prohibited. The use of mobile home type facilities is discouraged on the Airport for any application, and will generally only be considered for approval on a temporary basis. A minimum 50’ setback from public aviation apron areas is required for new construction.

G.                                     For construction of any new facilities not already contained on the Airport or the expansion of existing facilities, the Operator shall be subject to the Declaration of Protective Covenants and Design Standards for the Airport, as well as all applicable federal, state, and local laws, ordinances, and codes.

H.                                    No Person shall make any alterations of any nature whatsoever to any buildings, aprons, or other Airport space, nor shall any building or other structure be erected, without prior submission of a written request, including detailed plans and specifications, and the receipt of written permission from the Authority. Prospective Operators shall comply with all applicable building codes and shall deliver to the Authority “as built” plans upon completion.

I.                                         Operator’s must submit the required notice of alterations or construction to the Federal Aviation Administration (“FAA”), FAA Form 7460-1 (Notice of Proposed

Construction and/or Alteration) and receive a favorable determination, prior to commencement of any construction.

1.10  PERSONNEL

A.                                   As a part of a perspective Operator’s business plan, the prospective Operator shall show the business will have in his employ, and on duty during the required operating hours, such numbers and types of trained personnel with proper FAA credentials, certificates, and ratings, as applicable, to provide adequate and efficient services.

B.                                     Operators must demonstrate that procedures have been established to assure that all persons employed, or to be employed, who will have unescorted access to any area on the Airport controlled for security reasons, have had or will have background checks to the extent required by law, or FAA regulation including, at a minimum, references and prior employment histories to the extent necessary to verify representations made by the employee/applicant relating to employment in the preceding five years.

C.                                     Operator’s employees shall be neat, clean, and courteous. Operator shall not permit its agents, servants, or employees to conduct business in a loud, noisy, boisterous, offensive, or objectionable manner, or to solicit business outside the space assigned as stated in lease or operating agreement.

1.11  EXPERIENCE / FINANCIAL STABILITY

A.                                   Experience

The prospective Commercial Operator must demonstrate that the operation through the key management assigned to the Airport, will be able to meet the minimum experience requirement for the specific business classification being proposed. Experience must be in the successful operation of a business in the proposed business classification, as its primary business, at an airport approximately the same size and activity mix as the Airport.  Specific minimum experience requirements per classification are:

Single Service Operator:    No experience required, but some experience recommended, other than for a Single Service Operator providing commercial Into-plane (non-retail) fueling who must have five (5) years experience.

Limited Service Operator:    Two (2) years experience in the service area to be provided. If one of the services is into-plane (non-retail) fueling, the operator must have five years experience in fueling.

Full Service FBO:   Five (5) years experience in the operation and management of a full service fixed base operation business including retail fueling and line services.

B.                                     Financial Stability

1.                                       Capital Improvement / Equipment Funding:  The Operator must demonstrate that it has, or is able to secure, the necessary level of capital for the purpose of (i) constructing new facilities, or remodeling existing leased facilities, and (ii) acquiring maintenance equipment and aircraft, as may be necessary to service existing and future business demands.

2.                                       Operating Capital:  The prospective Operator must demonstrate that it has the necessary available operating capital to enable it to (i) hire the necessary personnel, (ii) pay Airport rents, operating expenses and fees and (iii) generally cover all other business operating expenses for the initial 12 start up period of the business. Operator must also demonstrate that the proposed business is projected to generate the level of revenue to sustain business operations past the initial 12 months.

3.                                       Security for Payment:  The prospective Operator shall agree to provide Authority, on the effective date of an operating agreement, a surety bond, or other similar security acceptable to Authority (“Contract Security”) in a minimum amount equal to the estimate of six (6) months’ rentals, fees and charges payable by the Operator to Authority as a guarantee the faithful performance by the Operator of its obligations under the agreement and the payment of all rentals, fees, and charges. Operator must maintain such contract security in effect until the expiration of eighteen (18) consecutive months during which period Operator commits no event of default as detailed in the operating agreement. At that time, a reduced security will be agreed upon. Security shall be in a form and with a company reasonably acceptable to Authority.

4.                                       Wavier of Contract Security:  The Authority may waive or reduce such Contract Security requirements conditioned upon the Operator having successfully operated a business, similar to the one being proposed, at a minimum of two (2) other airports with activity levels and characteristics similar to the Airport, during the most recent eighteen (18) month period, without committing any material default under the terms of the respective lease and use agreements at each of the two (2) facilities, and without any history of untimely payments for rentals, fees, and charges.

1.12  INDEMNITY AND INSURANCE

A.                                   Indemnification

Perspective Operator’s must agree, except for matters resulting from the negligence or intentional wrongful acts of Authority or its directors, officers, employees, public officials or agents, to indemnify and hold harmless Authority and its directors, officers, and employees, public officials, and agents, against, any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses for bodily injury, death, damage to property, any other personal injury, and business interruption (including, without limitation, attorneys’ fees and court costs) incurred in connection with or arising from: (1) the use or occupancy of the Airport by Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport under the express or implied invitation of Operator, or any person claiming under Operator; (2) any activity, work, or thing done, or permitted or suffered on or about the Premises by Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport under the express or implied invitation of Operator, or any person claiming under Operator; (3) any acts, omissions, or negligence of Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport under the express or implied invitation of Operator, or any person claiming under Operator; (4) any breach, violation, or nonperformance by Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport under the express or implied invitation of Operator, or any person claiming under Operator, of any term, covenant, or provision of this License or any law, ordinance, or governmental requirement of any kind; or, (5) any injury or damage to the person, property, or business of Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport under the express or implied invitation of Operator, or any person claiming under Operator. If any action or proceeding is brought against Authority, its directors, officers, employees, public officials, or agents, by reason of any such claim, Operator, upon notice from Authority will defend the claim at Operator’s expense with counsel satisfactory to Authority.

B.                                     Minimum Liability / Insurance Requirements:

1.                                       Without limiting the Operator’s obligation to indemnify the Authority, the Operator shall provide, pay for, and maintain in force at all times during the term of this Agreement a policy of:

a.                                       Comprehensive general aviation liability insurance including premises, products liability, blanket contractual and completed operations, to protect against bodily injury liability and property damage in an aggregate amount of not less than:

Single or Limited Service Operator – $2,000,000 to $5,000,000 per occurrence depending on activity and location at the Airport.

Single or Limited Service Operator doing Into-plane fueling or Full Service Operator – $20,000,000 per occurrence.

b.                                      Comprehensive vehicle liability insurance in a combined single limit of not less than $1,000,000.00 per occurrence for all vehicles that will be operating on the Airport.

c.                                       If applicable, hangar keepers insurance in amounts sufficient to cover the loss of aircraft in the care, custody or control of Operator.

d.                                      Aircraft liability insurance for owned or leased aircraft with an inclusion in the coverage for passengers and a commercial use rating of not less than $1,000,000 per occurrence. And, if applicable, student instruction and renter pilots insurance.

e.                                       Statutory Worker’s Compensation insurance.

f.                                         For any Operator fueling or conducting other activities involving hazardous materials an environmental liability insurance policy in an amount of not less than $1,000,000 per occurrence.

g.                                      Fire and Extended Coverage Insurance on the Operator’s buildings and other improvements on the Airport under Operator’s control, insuring against loss and damage by fire, vandalism and extended coverage perils. The Operator shall furnish evidence of insurance in an amount no less than the replacement cost of the improvements.

2.                                       The above mentioned insurance amounts and types of insurance shall be reviewed from time to time by the Authority and may be adjusted by the Authority if the Authority reasonably determines such adjustments are necessary to protect the Authority’s interests. The Operator shall furnish the Authority, as evidence that such insurance is in force, a certified copy of the insurance certificate including the Authority as additional insured within 30 days after the policy(s) is issued. Said policies shall be in a form and content satisfactory to the Authority and shall provide for thirty (30) days written notice to the Authority prior to the cancellation of or any material change in such policies.

C.                                     Environmental Impairment

Operators must agree to comply with any environmental permits and regulations affecting its operations, including furnishing of insurance or other security against environmental impairment risks as required by the Authority, or agencies of the State or Federal Government.

D.                                    Performance Bonds

Operators must agree to cause a surety bond, or other acceptable security, to be issued in the name of the Authority in the amount equal to 100% of the future building construction costs, prior to the beginning of any construction financed by the Operator.

1.13  LEGAL NON-CONFORMING USE

A.                                   Defined:   These Minimum Standards shall not apply so as to effect Operators at the Airport which have a current, valid lease and/or use agreement with the Authority on the effective date of the adoption hereof. However, after any lease and/or use agreement with the Port Authority expires, or is terminated, or if the Operator wishes to modify, delete, increase, or expand its services, full compliance shall be made with the appropriate provisions of the Minimum Standards.

For new Operators, the pertinent Minimum Standards for such Operator shall be based upon the nature of its initial business venture. If, at a later date, the business is expanded to encompass new and additional types of services, then, in such event, the Minimum Standards established for these additional services shall immediately apply.

In the event that a current Operator which has a valid lease and/or use agreement with the Port Authority does not have the minimum types or amounts of insurance coverages required by the Authority for the categories of services offered by the Operator, then, the Authority shall determine whether additional insurance coverage shall be obtained by the Operator.

B.                                     Safety/Security Compliance:                                          Legal Non-Conforming Use status shall not be granted to Persons or organizations for non-compliance with fueling, chemicals, and equipment maintenance, or other safety/security related activities, for a period longer then sixty (60) days from the date of notification of noncompliance. If the event of Non-Compliance involves a violation of state or federal regulations, immediate compliance is required.

SECTION 2 - AERONAUTICAL SERVICES

2.01  INTRODUCTION

The Minimum Standards For Commercial Aeronautical Services incorporate by Reference FAA Advisory Circular No. 150/5 1909-1A, Minimum Standards for Commercial Aeronautical Activities on Public Airports (1985) and any update or amendments thereto, and the Authority’s rules and regulations, as may be adopted or amended.

The Authority does not certify that the required minimum land, and building areas, personnel or equipment levels will be adequate for an individual Operator’s successful operation of the commercial activities described. Operators must determine if additional land and building space, or personnel and equipment exceeding the minimums, may be necessary for the Operator to ensure that services are effectively provided to meet the needs of the public.

All Aeronautical services and use of the Airport shall be conducted in strict compliance with federal, state and local laws and regulations.

2.02  DEVELOPMENT OF QUALITY SERVICES

It is the Authority’s intent to ensure that the Airport, through its authorized Commercial Operators, provides a full range of quality business services to the aviation public. To accomplish this objective, the Authority has established a Full Service Operator development process. The development process is founded on the principle that experienced, well capitalized, Operators have the greatest chance of successfully providing quality services to Airport customers. The process also provides opportunities for interested parties, with limited experience, to establish aviation service businesses, to gain the necessary experience, and to grow into a full service operator level.

2.03  EXCLUSIVE RIGHTS

In accordance with FAA regulations, no private aeronautical service provider will be granted an exclusive right to provide any aeronautical service on the Airport. Any interested party meeting the Minimum Standards may qualify for authorization to begin business.

It is the intent of the Authority to promote private retail fuel sale activities. The Authority, however, reserves the right to establish retail fuel operations at anytime it believes that in doing so would be in the best interest of the public. Further, in the absence of a qualified Operator, the Authority reserves the right to provide retail fuel sales or any other commercial service. The Authority may provide retail fuel sales as an

“exclusive right” of the Authority. In such case the service can no longer be considered a service that can be offered by private Commercial Operator at the Airport without the Authority specifically relinquishing such “exclusive right.”

2.04  SINGLE SERVICE OPERATOR

A person or organization, meeting the Minimum Standards of any one (1) of the following aeronautical services, may apply to the Airport for permission to operate as a Single Service Operator. Single Service Operators are prohibited from retail sales of fuel or petroleum products and/or providing aviation line services. Fuel/petroleum retail sales and line services are privileges reserved for qualified Full Service Operators. Single Service Operations are considered to be “entry level” business activities and thus no actual experience in operating such a business in required. Some experience is, however, recommended. The exception to this is the Single Service Operator performing Into-Plane Fueling. Into-Plane Fuelers must have a minimum of five (5) years experience in into-plane fueling. A Single Service Operator may conduct business under the “umbrella” of an authorized Full Service Operator. In such cases, with the Authority’s approval, the minimum requirements for the combined services may be combined.

A.                                   Aircraft Sales

Any operator desiring to engage in the sale of new or used aircraft must lease or provide as a minimum the following:

1.                                       Services

Operator must be capable of repairing the engines and other operational components of the Aircraft being sold or have an agreement with another operator at the Airport to perform such maintenance. Repairs also include warranty work on new aircraft. Operators that are only authorized to provide aircraft sales service are prohibited from performing aircraft maintenance and repair work for the general public.

2.                                       Land Area

Operator shall lease a site at the Airport, in accordance with Section 1.09 of these Minimum Standards, of a size that will accommodate the proposed buildings, ramp, storage of aircraft, auto parking, and access to the Airports runway/taxiway system.

3.                                       Buildings

Lease, sublease, or construct a building or buildings in accordance with Section 1.09 of these Minimum Standards, that includes properly lighted and heated space for offices, hangar storage, personnel, aircraft maintenance, and public waiting areas, including restroom facilities and public telephones.

4.                                       Personnel

Provide one or more persons holding current commercial pilot certificate with ratings appropriate for the type of aircraft to be demonstrated or for sale. One person currently certificated by the FAA to perform aircraft maintenance work on the aircraft being sold, if the Operator intends to do his own maintenance.

5.                                       Hours of Operation

Dealer shall provide normal operating hours of at least eight (8) hours per day, five (5) days per week.

6.                                       Dealership/Aircraft

A new Aircraft dealer shall be an authorized factory dealership or sub-dealership having a “license” or the permits required by the state, and knowledge of applicable Ohio statutes concerning sales, contracts, and warranties. A dealer in new Aircraft shall own or have exclusive lease on a minimum of one current model demonstrator, not more than twelve (12) months old.

7.                                       Parts and Service

Dealer shall have an adequate supply of parts and servicing facilities to provide maintenance service to customer’s aircraft during warranty period, an agreement with another authorized Operator to perform such maintenance.

8.                                       Maintenance

Aircraft must be maintained in accordance with FAA regulations and the manufacturers maintenance standards.

B.                                     Airframe and Powerplant Repair

Any Operator desiring to engage in airframe and/or powerplant repair service must provide as a minimum the following:

1.                                       Land Area

Operator shall lease land at the Airport, in accordance with Section 1.09 of these Minimum Standards, of sufficient size to accommodate the proposed buildings, ramp, storage of aircraft, customer and employee auto parking, and access to the Airport’s Runway/Taxiway System.

2.                                       Buildings

Lease, sublease, or construct a building, in accordance with Section 1.09 of these Minimum Standards, that includes properly lighted and heated maintenance shop, parts storage space, office space, and a public waiting area including public restrooms and telephones.

3.                                       Personnel

In addition to complying with Section 1.10 of these Minimum Standards, Operator shall employ a minimum of one person currently certificated by the FAA with ratings appropriate for work to be performed.  Additional personnel shall be provided to keep office attended during normal hours of operation.

4.                                       Hours of Operation

Hours of operation shall be a minimum of eight (8) hours per day, five (5) days per week, with provisions for emergency on-call service during nights, weekends, and holidays.

5.                                       Equipment

Sufficient equipment, supplies and availability of parts to perform maintenance on various types of based aircraft in accordance with manufacturer specifications and FAA regulations.

C.                                     Aircraft Rental

Any service desiring to engage in the rental of aircraft to the public shall provide as a minimum the following:

1.                                       Land Area

An area of land on the Airport, in accordance with Section 1.09 of these Minimum Standards, to provide space for aircraft parking, auto parking and building.

2.                                       Building

Lease, sublease, or construct a building, in accordance with Section 1.09 of these Minimum Standards, that includes office space, adequately lighted and heated, with public use telephones, public restrooms, flight planning, and customer waiting areas.

3.                                       Personnel

In addition to complying with Section 1.10 of these Minimum Standards, Operator shall employ a minimum of one person holding a current commercial pilot certificate with appropriate ratings and additional persons to attend the office during normal working hours.

4.                                       Aircraft

Operator shall own or have an exclusive lease in writing for one (1) air worthy single-engine aircraft equipped for flight under both visual and instrument conditions.

5.                                       Hours of Operation

Minimum hours of operation shall be eight (8) hours per day, five (5) days per week.

6.                                       Maintenance

Aircraft must be maintained in accordance with FAA regulations and the manufacturers maintenance standards.

D.                                    Flight Training

Any Operator desiring to engage in pilot flight instruction shall provide as a minimum the following:

1.                                       Certification

Flight training service shall meet all FAA requirements for flight instruction leading to private, commercial, instrument and flight instructor ratings, and shall meet all requirements of appropriate state and federal regulations.

2.                                       Land Area

An area of land in accordance with Section 1.09 of these Minimum Standards on the Airport for building space, aircraft parking, customer and employee vehicle parking, and access to the Airport’s Runway/Taxiway System.

3.                                       Buildings

Lease, sublease, or construct a building in accordance with Section 1.09 of these Minimum Standards, that includes office, pilot lounge, classroom and flight planning area’s, restrooms, and hangared aircraft storage.

4.                                       Personnel

In addition to complying with Section 1 10 of these Minimum Standards, Operator shall employ a minimum of one (1) person certified by the FAA as a flight instructor with proper ratings for VFR/IFR training required and such additional persons as required to attend to the office during normal working hours.

5.                                       Aircraft

One (1) aircraft equipped for flight training under both visual and instrument conditions, shall be owned or exclusively leased by the Operator for flight training.

6.                                       Hours of Operation

Minimum hours of operation shall be eight (8) hours per day, five (5) days per week.

7.                                       Maintenance

Aircraft must be maintained in accordance with FAA regulations and the manufacturers maintenance standards.

E.                                      Air Taxi and Charter Services

Any Operator desiring to engage in air taxi or charter service shall provide as a minimum the following:

1.                                       Land Area

An area of land, in accordance with Section 1.09 of these Minimum Standards, on the Airport to provide space for buildings, aircraft parking, customer and employee vehicle parking, and access to the Airport’s Runway/Taxiway System.

2.                                       Buildings

Lease, sublease, or construct a building, in accordance with Section 1.09 of these Minimum Standards, that includes office, customer lounge, flight planning, hangar space, public restrooms and telephones.

3.                                       Personnel

In addition to complying with Section 1.10 of these Minimum Standards, Operator shall employ a minimum of one (1) FAA certified commercial pilot appropriately rated to conduct air service offered and such additional personnel as required to attend to the office during normal working hours.

4.                                       Aircraft

A minimum of one (1) twin engine aircraft capable of carrying six (6) passengers, and equipped for flight under visual and instrument conditions, shall be owned or exclusively leased by the Operator.

5.                                       Hours of Operation

Minimum hours of operation shall be eight (8) hours per day, five (5) days per week.  Operator shall also provide 7 day a week, 24 hour a day, on call service during non-office hours.

6.                                       Certification

Operator and all pilots must meet all provisions of all appropriate federal regulations (i.e. Part 135 or Part 121).

7.                                       Ground Transportation Services

The Operator may make provisions for the transportation of pilots and passengers of transient General Aviation Aircraft to and from the Operator’s facilities across the Airport’s Apron areas as a part of his business operations.  The Operator performing this service with motor vehicles driven on the Airport property shall do so only in strict compliance with any Airport rules and regulations, applicable federal, state and municipal laws, ordinances, codes, or other similar regulatory measures as may be hereafter added, modified, or amended.

The Operator shall procure and maintain for any motor vehicles he operates on the Airport motor vehicle liability insurance in the limits specified in these standards.

8.                                       Maintenance

Aircraft must be maintained in accordance with FAA regulations and the manufacturers maintenance standards.

F.                                      Avionics, Instruments, and/or Propeller Services

Operator desiring to provide avionics, instrument, or propeller service must hold the appropriate FAA repair station certificates and ratings for same and provide as a minimum the following:

1.                                       Land Area

An area of land, in accordance with 1.06D, on the Airport for buildings, customer and employee vehicle parking, and temporary aircraft ramp parking, and access to the Airports Runway/Taxiway System.

2.                                       Buildings

Lease, sublease, or construct a building, in accordance with Section 1.09 of these Minimum Standards, that includes office, public restrooms and telephones, customer lounge, and hangar space for aircraft undergoing repair.

3.                                       Personnel

In addition to complying with Section 1.09 of these Minimum Standards, Operator shall employ a minimum of one (1) FAA certified mechanic, qualified in terms of the applicable FAA repair station certificate.

4.                                       Hours of Operation

Minimum hours of operation shall be eight (8) hours per day, five (5) days per week.

G.                                     Specialized Commercial Flight Services

Operators desiring to engage in an on-going business of providing specialized commercial flight services including, but not limited to: banner towing and aerial advertising; aerial photography or survey; fire fighting or fire patrol; power line or pipeline patrol; any other operations specifically excluded from Part 135 of the FAA Regulations shall provide as a minimum the following: (Note does not include those aeronautical services conducted incidental to the Operators primary off-airport business, such as aerial photo as a part of an engineering business).  If a specific Minimum Standard does not exist for a specific service, one must be developed in accordance with Section 1.05 of these Minimum Standards.

1.                                       Land Area

An area of land on the Airport, in accordance with Section 1.09 of these Minimum Standards, to provide for buildings, aircraft parking and tie downs.

2.                                       Buildings

Lease, sublease, or construct a building in accordance with Section 1.09 of these Minimum Standards, for office, hangar space, and a customer reception area with public telephone and restrooms.

3.                                       Personnel

In addition to complying with Section 1.10 of these Minimum Standards, Operator shall employ one (1) person having a current commercial certificate with appropriate ratings for the aircraft to be flown.

4.                                       Aircraft

One (1) properly certificated Aircraft owned or leased by written agreement.

5.                                       Hours of Operation

The minimum operating hours will be eight (8) hours a day five (5) days per week.

6.                                       Maintenance

Aircraft must be maintained in accordance with FAA regulations and the manufacturers maintenance standards.

H.                                    Into-Plane Fuel Services

1.                                       Land Area

An area of land in accordance with Section 1.09 of these Minimum Standards, on the Airport to provide space for buildings, customer and employee parking, the parking and storage of equipment and access to the Airport’s aircraft parking areas.

2.                                       Buildings

Lease, sublease, or construct a building in accordance Section 1.09 of these Minimum Standards, for offices and restrooms.

3.                                       Personnel

In addition to complying with Section 1.10 of these Minimum Standards, Operator shall employ one (1) person having current training in the fueling of large airline type aircraft.

4.                                       Equipment

One (1) properly equipped and maintained aircraft fuel truck having a capacity of 7,000 gallons or more.  One (1) hydrant fuel pumping cart.  Equipment and materials necessary to address a fuel spill.

5.                                       Hours of Operation

The minimum operating hours will be eight (8) hours per day five (5) days per week or as necessary to meet the flight schedules of the airlines serving the Airport.  Operator shall have provisions for “On-Call” fueling outside of regular operating hours.

6.                                       Maintenance

Fuel equipment must be maintained in accordance with FAA regulations and the manufacturers maintenance standards.

I.                                         Cargo Handing Services

1.                                       Land Area

Lease an area of land, in accordance with Section 1.09 of these Minimum Standards, on the Airport for buildings, customer and employee parking, storage of equipment, and access to aircraft parking areas.

2.                                       Equipment

Sufficient equipment necessary to perform on-load and off-load of cargo from large aircraft in accordance with customer requirements.

3.                                       Personnel

In addition to complying with Section 1.10 of these Minimum Standards, Operator shall employ one (1) person having current training in the on-load and off-load of cargo from large cargo aircraft.

4.                                       Hours of Operation

The minimum operating hours will be eight (8) hours per day five (5) days per week or as necessary to meet the flight schedules of the airlines serving the Airport.  Operator shall have provisions for “On-Call” service.

5.                                       Maintenance

Ground Support Equipment (GSE) must be maintained in accordance with manufacturers maintenance standards.

J.                                        Commercial Hangar Storage

1.                                       Land Area

Lease an area of land, in accordance with Section 1.09 of these Minimum Standards, on the airport for hangars, customer and employee parking and access to the Airport Runway/Taxiway System.

2.                                       Equipment

Sufficient equipment necessary to perform aircraft towing operations for the type and size of aircraft being stored.

3.                                       Personnel

In addition to complying with Section 1.10 of these Minimum Standards, Operator shall employ one (1) person having current training in the towing of aircraft for the type and size of equipment being stored.

4.                                       Hours of Operation

The minimum operating hours will be eight (8) hours per day, five (5) days per week or as necessary to meet the flight schedule of the aircraft being served.

5.                                       Maintenance

GSE equipment must be maintained in accordance with the manufactures maintenance standards.

2.05                           LIMITED SERVICE OPERATOR

A person or organization, meeting the Minimum Standards of more than one (1) of the aeronautical services listed in Section 2.04 of these Minimum Standards, may apply to the Airport in accordance with Section 1.06 of these Minimum Standards, for permission to operate as a Limited Service Operator.  Limited Service Operators may provide multiple services, but are prohibited from providing retail sales of fuel or petroleum and/or aviation line services.  The Minimum Standards set forth in Section 2.04 shall apply to each service provided by a Limited Service Operator.  The minimum requirements listed for land, building, equipment and personnel for each service may be combined with the Authority’s approval as long as the provision of safe and comfortable services is ensured.

When determining actual space and other requirements, all doubts, questions or decisions will be resolved in the favor of the Airport Customer, unless there are overriding safety or security issues.  Actual space requirements will also be dependent upon the nature of proposed individual commercial services to be operated in combination; the design and configuration of the proposed building and the operator’s expansion plans; the proposed geographic location on the Airport; and what has been required of other Operators on the Airport who provide a similar combination of services.

Further, actual space and personnel requirements will not necessarily be the sum of the minimums for each individual aeronautical services in all instances.  Because of the above variables, the applicable Minimum Standards on combinations of service will be discussed with the prospective Operator at the time of this application.

2.06                           FULL SERVICE OPERATORS

A person or organization meeting the Minimum Standards of the following required aeronautical services as described in this Section, may apply for permission to conduct business as a Full Service Fixed Base Operator on at the Airport.  A Full Service Operator is the only Commercial Operator classification authorized to either sell fuel or petroleum products or provide line services.

A.                                   Minimum services required of Full Service Operators are:

1.                                       Aircraft Maintenance and Repair Services:  Operator shall have FAA approved A and P licensed mechanics available at all times to provide aircraft maintenance services to meet the needs of the aircraft regularly utilizing the airfield, including but not limited to the following aircraft:

a.                                       Jet Aircraft (747, DC-10, A300, DC9, 727 and smaller)

b.                                      Twin engine (turbine/reciprocating) aircraft

c.                                       Single engine aircraft

2.                                       Charter Service (Part 135 or 121 Certificate):  Operator shall own or have available at all times at least one (1) aircraft capable of providing non-scheduled twin engine passenger/cargo charter services.  Operator shall also provide or coordinate jet aircraft charter services upon request with at least a 5 day notice.

3.                                       Aircraft Rental:  Operator shall own or have available at all times for rental a minimum of two (2) aircraft, single-engine and or multi-engine, with one (1) aircraft equipped for flight under instrument flight rules and conditions.  Rental Aircraft will be available for rent to general aviation pilots who meet the Operator’s criteria for renting aircraft.

4.                                       Commercial Fuel Sales/Line Services:  Operator shall have available at all times a minimum of one (1) 750 gallon aviation gasoline truck, one (1) 7000 gallon jet fuel truck equipped and maintained in accordance with State and Federal Regulations and Authority Standards, one (1) hydrant cart and the necessary equipment and materials to contain a fuel spill.  Operator is prohibited from selling fuels or other aviation products to individuals or organizations who plan to resell those products to others at the Airport.  Operator shall provide, but shall not be limited to, the following services in a quantity and level of quality to meet the needs of the airlines and general aviation:

a.                                       Retail aviation fuel sales for end user consumption

b.                                      Into-plane Airline Fueling

c.                                       Associated aviation line (ramp) services including, but not limited to:

•                                          aircraft deicing

•                                          aircraft preheating/starting

•                                          aircraft towing/parking

•                                          pilot supplies

•                                          aircraft meeting/greeting

•                                          tie down services

•                                          in/out hangar services

•                                          aircraft washing

•                                          aircraft parking

•                                          large aircraft push back services

Authority shall retain the exclusive right to provide all fuel storage and wholesale fuel sales including: all fuel sales on the Airport to other individuals or other organizations who intend to resell the product to others at the Airport, and all fuel sales to aircraft owners who desire to self-fuel their own aircraft at the Airport using approved mobile fuel trucks.  All fuel brought onto the Airport shall be processed through the Authority’s fuel storage facility.  Operator’s quality control personnel will ensure that the quality of all outgoing fuel is consistent with ATA aircraft fueling standards, and Airport Fire Safety/Standards.

5.                                       Aircraft Hangar/Tie-down Services:  Operator shall provide space as available for the storage of aircraft visiting or based at the Airport on a first come, first serve basis.

6.                                       Preferred Additional Services: Operator shall arrange for, or provide, the following preferred services as necessary to meet customer needs at the Airport:

a.             Avionics Repair

b.             Propeller Repair

c.             Aircraft Painting

d.             Aircraft Engine Rebuilding (Recip/Turbine)

e.             Air cargo ground handling

f.              Pilot Training

The Operator will make an effort to recruit or establish these services physically, on the Airport, as part of an Operator’s five (5) year development plan for the FBO.

7.                                       Marketing/Promotion:  Operator must demonstrate the ability to develop and maintain a marketing and promotion program in an effort to market the Airport’s aviation services on a regional, national, and international basis.

8.                                       Hours of Operation:

a.                                       Fuel and Line Services:  Operator agrees to have qualified staff available in levels necessary to meet the airlines and publics demand for fuel and line service needs 7 days a week at operating hours mutually agreed to by the Operator and Authority.  Operator shall arrange for emergency on-call service during periods of closure.

b.                                      Aircraft Maintenance and Repair Services:  Operator agrees to have qualified staff available a minimum of eight (8) hours per day, five (5) days per week for the purpose of providing aircraft maintenance, repair, pilot training, and other services, with provisions for emergency on-call service for aircraft maintenance during periods of closure.

9.                                       Personnel:  Operators shall provide appropriately qualified employees necessary to meet the level of service proposed.

10.                                 Future Development and Expansion:  The Operator represents that it has, and will continuously maintain, the knowledge and experience to work in partnership with the Authority in the further expansion and development of aviation services (quality and quantity).

11.                                 Required Facilities:

a.                                       Land:  A minimum of 34,000 s.f. of land on Airport property is required for Full Service Operations to accommodate buildings, aircraft, equipment, and employee and customer parking.

b.                                      Buildings:  A minimum of 17,000 s.f. of building space is required to include hangars, shops, offices, classrooms, a pilots lounge, public restrooms, a flight planning/weather information area, and public telephones.

12.                                 Maintenance:  All of the Operator’s aircraft equipment must be maintained in accordance with FAA regulations and the manufacturers maintenance specifications.

2.07                           TERMINATION OR MODIFICATION OF COMMERCIAL OPERATING AUTHORIZATION:

The Authority’s prime objective in granting permission to conduct commercial services at the Airport is to meet the aviation needs of the airlines and aviation public.  The Authority reserves the right to immediately terminate the Operator’s commercial operating authority, or reduce the Operator’s operating authority to that of a lower operating classification, if the Operator reduces its service activities to a level that does not meet the required minimum standards or the quality and/or quantity of services, in the Authority’s sole opinion, deteriorates to a level at which the services fail to meet the operating needs of the aviation public.

SECTION 3 - AIRCRAFT / AUTO FUELS, DISPENSING and STORAGE

3.01  INTRODUCTION

The retail sale, storage or dispensing of aircraft and automobile fuels and other petroleum products shall be conducted strictly in accordance with Federal Aviation Regulations (FAR) Part 139, federal and state environmental laws, Airport Rules and Regulations and Airport Fueling Standards.

3.02  FUEL STORAGE

The storage of aviation or auto fuels on the Rickenbacker International Airport is reserved as an aeronautical service (business) conducted by the Authority as an “exclusive right”.  Fuel storage activities shall be controlled in accordance with the following conditions:

A.                                   No fuel may be delivered to or otherwise brought onto Airport property unless authorized by the Authority.

B.                                     All fuels brought onto Airport property shall be stored in the Airport Authority’s fuel storage facility.  Privately owned fuel storage on Airport property is prohibited.

C.                                     Fuel deliveries brought onto Airport property shall be in trucks having a capacity of not less than 7,000 gallons.

D.                                    Mobile fuelers, or fuel trucks/trailers, may not be used solely for fuel storage.  Fuel trucks approved by the Authority to dispense fuels directly into aircraft, having capacities of no more than 8,000 gallons, shall not be considered to be “storage” as long as the fuel truck is used to fuel aircraft daily.

E.                                      Authorized Commercial Operators, and aircraft owners desiring to self fuel their privately owned aircraft fleet, may request authorization to rent excess storage space capacity in the Authority’s fuel storage facility.  Such a use of fuel storage space will only be considered by the Airport when the Operator or self-fueler demonstrates that their fueling activities exceed 150,000 gallons per year.  Authorized use of space shall be discontinued if the Operator fails to maintain fueling levels of at least 150,000 gallons annually.

3.03  COMMERCIAL AVIATION FUELING

Retail sales of aviation fuels and petroleum products, are specifically reserved for qualified Full Service Fixed Base Operators, as detailed in Section 2.06 of these Minimum Standards.  Single and Limited Service Operators are prohibited from retail fueling activities.

3.04  AUTO AND WHOLESALE FUEL SALES

The sale of auto fuels (gasoline and diesel) and the sale of fuels to other parties for resale are business activities specifically reserved as “exclusive rights” of the Authority.

3.05  SELF FUELING OF PRIVATE AIRCRAFT

A person or organization owning or exclusively leasing aircraft shall be permitted, personally or using the organization’s employees, to fuel their own aircraft in accordance with the Airport’s Fire Safety / Fuel Handling Standards.  Self fueling activities must be accomplished with the owners own equipment.  The aircraft owner is not permitted to contract with an off-airport company to enter upon the Airport to refuel his aircraft.  Further, the Authority prohibits the use of a “CO-OP” (an organization formed by several aircraft owners for the purpose of self fueling) as a single aircraft owner for the purpose of self fueling.  The Authority has the right to request a copy of the FAA aircraft registration or evidence of an exclusive aircraft lease prior to allowing self-fueling.  Self fueling owners may not dispense fuel from their privately owned fueling equipment into aircraft not directly owned by the self fueler.  Further, the self fueler’s fuel may not be sold, given, or ownership otherwise transferred, to other aviation Operators or owners at the Airport.  The self fueling owner must receive a self fueling license, enter into a self fueling agreement with the Authority, and obtain the required General Liability and Environmental Insurance prior to undertaking any self fueling.

3.06  USE OF THE FUEL STORAGE FACILITY:

A.                                   Use of the Authority’s fuel storage facility by commercial fuel Operators is limited to the storage of Operator’s aviation (100 octane) gasoline and jet fuel.  The selection of fuel, maintaining fuel quality once in the Operator’s fuel trucks and the dispensing of the fuel, are the sole responsibility of Operator.

B.                                     Authorized Operators shall have the access to the Authority’s fuel storage facility as necessary to fill its mobile fuelers.

C.                                     Authorized Operators shall fully comply with the operating procedures of the fuel storage facility including those procedures required to test for contaminated fuel, and

EPA, FAA, and Authority regulations regarding the handling and dispensing of hazardous materials.  Operator’s shall have adequate spill containment materials on hand.

D.                                    Operators authorized by Authority to have exclusive use fuel storage space (Separate from the Authority’s primary co-mingled storage) in the Authority’s fuel storage area shall perform the following fuel quality tests in accordance with its use of the fuel storage facility, unless other tests are required by the Authority:

1.                                       Perform and make record of daily “white bucket” tests on fuel samples taken from storage tank thief’s and the filter separators.

2.                                       Perform and make record of, daily pressure differential tests to determine the condition of storage tank fuel filters.

3.                                       Perform and make record of monthly filtration (Millipore) tests on fuel stored.

4.                                       Perform and make record of “white bucket” tests on all fuel deliveries prior to placing the fuel into storage.  Each compartment of the delivery truck shall be tested before the fuel in that compartment is placed into storage.

5.                                       Copies of the Operators test records and results shall be sent to the Airport Operations monthly.

6.                                       Evidence of contaminated fuel, fuel storage leaks, system malfunctions, or fuel spills shall be immediately reported to Airport Operations.

SECTION 4 - FLYING CLUBS: (Ref: FAA Order 5190.6A/Appendix 8)

All flying clubs desiring to base their aircraft and operate on the Airport must enter into an operating agreement with the Authority that specifies compliance with these Minimum Standards for Flying Clubs.  Flying clubs shall be exempt from meeting the commercial operating requirements and Minimum Standards for commercial providers of aeronautical services upon satisfactory fulfillment of the following conditions:

4.01  DEFINED

A flying club shall be defined as a nonprofit entity (corporation, association or partnership) organized for the express purpose of providing its members with an aircraft, or aircraft, for their personal use; to foster and promote flying for pleasure; develop skills in aeronautics including pilotage, navigation, and an awareness and appreciation of aviation requirements and techniques.

4.02  OWNERSHIP OF AIRCRAFT

The ownership, or exclusive lease, of the aircraft, must be vested in the name of the flying club (or owned ratably by all of its members).

4.03  PROPERTY RIGHTS OF MEMBERS / GENERATION OF REVENUES

The property rights of the members of the club shall be equal and no part of the net earnings of the club will inure to the benefit of any member in any form (salaries, bonuses, etc.).  The club may not derive greater revenue from the use of its aircraft than the amount necessary for the operations, maintenance, and replacement of its aircraft.

4.04  NON-COMMERCIAL OPERATION ONLY:

A.                                   Flying clubs may not offer or conduct charter, air taxi, rental of aircraft, flight instruction or other commercial (for profit) operations. Only members of the flying club may operate club aircraft.  Regular members of flying clubs may use club aircraft to receive flight instruction from a qualified instructor.

B.                                     No flying club shall permit its aircraft to be utilized for the giving of flight instruction to any person, including members of the club owning the aircraft, when such person pays or becomes obligated to pay for such instructions, except when instruction is given by a Commercial Operator authorized by the Authority to provide flight training on the Airport in accordance with Sections 2 or 3.

C.                                     Any qualified mechanic or flight instructor, who is a registered club member and part owner of the aircraft owned and operated by a flying club, may do maintenance work on aircraft owned by the club provided that the club does not become obligated to pay for work performed.  Maintenance must be conducted in designated areas of the Airport.

D.                                    While the club, or any member, does not become obligated to pay for such maintenance work or flight instruction, club members who are mechanics, or instructors, may be compensated by credit against payment of dues or flight time.

E.                                      All flying clubs and their members are prohibited from leasing or selling any goods or services whatsoever to any person or firm other than a member of such club at the Airport except that the flying club may sell or exchange its capital equipment.

4.05  CLUB CHARTER INFORMATION

A flying club interested in operating at the Airport must apply for authorization to do so in accordance with Section 1.06.  With its application, the flying club shall furnish:

A.                                   A copy of its charter and by-laws, articles of association, partnership agreement or other documentation supporting its existence.

B.                                     A roster, or list of members, including names of officers and directors, to be revised on a semi-annual basis.

C.                                     Evidence of insurance in the form of a certificate of insurance equal to the requirements of a Single Service Operator as detailed in 1.07.

D.                                    Number and type of aircraft; evidence that aircraft are properly certificated; evidence that aircraft ownership is vested in the club; and operating rules of the club.

E.                                      The books and other records of the club shall be available for review at any reasonable time by the Authority.

4.06  COMPLIANCE WITH LAWS

A flying club and its members shall abide by and comply with all federal, state, and local laws, ordinances, regulations, and the rules and regulations of the Authority.  Violations of laws by individual members shall be considered a personal/individual matter unless the individual member violates the provisions contained in this Section.

4.07  LOSS OF EXEMPTION

A flying club which violates any of the foregoing, including violations by one or more members, will be required to terminate all operations at the Airport.  Flying club termination’s are subject to appeal to the Port Authority Board.

SECTION 5 - OPERATOR’S AGREEMENTS WITH ANOTHER COMMERCIAL OPERATOR

Prior to finalizing any agreement with another Operator conducting or proposing to conduct commercial aviation operations at the Airport, the Operator shall obtain the written approval of the Authority.  The Authority may require copies of agreements between operators and leases or subleases entered into by Operators for conducting commercial aviation activities or operations at the Airport.  All Operators will be required to meet all of the Minimum Standards established for the categories of service to be furnished by the respective Operator.  The Minimum Standards may be met in combination between a lessee and sublessee with the approval of the Authority.  The sublease agreement shall specifically define those services to be provided by the lessee which will be used to meet the Minimum Standards.

SECTION 6 - ENVIRONMENTAL

Any Operator, person, party, firm or corporation operating on the Airport must comply with all federal, state and local environmental requirements.

6.01  ENVIRONMENTAL LAWS

Operators shall comply with, and shall take all actions within Operators’ control to cause all of its agents, employees, representatives, licensees, concessionaires, customers, clients, and vendees to comply with all environmental laws (as hereinafter defined).

A.                                   Operators shall, at all times, conduct its business, and assure to the extent within Operators’ control, that its customers, clients, vendees, concessionaires, licensees, and the general public, while present in or on Operators’ place or business or at the Airport, comply with all environmental laws and permits, and be in possession of all required environmental permits required for Operators business.

B.                                     For purpose of this Lease, environmental laws shall mean all Authority, federal, state and local environmental land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, treatment, generation, transportation, processing, handling, disposal, production or storage of hazardous substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of the Authority and federal, state and local governmental agencies and authorities with respect thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901,et. seq.) the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et. seq.) and Chapter 3745 of the Ohio Administrative Code.

C.                                     As now in effect or hereafter amended, environmental permits shall mean all permits, licenses, approvals, authorizations, consents or registrations required by the applicable environmental law or laws in connection with the use, treatment, generation, transportation, processing, handling, disposal, production or disposal of hazardous substances.

D.                                    Should Operators, through their negligence or otherwise, experience an incident or accident or in any way cause a real or potential environmental contamination, they shall immediately take any and all reasonable actions to cease, contain and remediate the pollution, contamination or other environmental damage or risk, and shall notify all agencies, including but not limited to the Authority, having jurisdiction over the activity which caused the incident and the containment, cleanup, or mitigation thereof.

E.                                      The Authority and other federal, state and local agencies having jurisdiction shall, at all times, have the right in their sole discretion to take any and all actions as they may individually or collectively deem appropriate to cease, contain, remediate, or otherwise respond to a condition which results from, causes or threatens to cause environmental pollution’s, contamination or damage, and to charge Operators for any such action, which charges shall be paid promptly by Operators.

F.                                      Operators shall assume the risk of, be responsible for, defend, indemnify and hold harmless the Authority, including without limitation its directors, officers, agents, employees, customers, invitees, and licensees from any and all losses, claims liabilities, damages, and expenses (including costs of suit and fees and expenses for legal services) resulting from any environmental pollution, condition or damage, or from a failure to comply with any environmental law or environmental permit, arising from Operations’, agents’, employees’, representatives’, licensees’, and concessionaires’ conduct of business or other activities on the Airport.

6.02  ENVIRONMENTAL AUDIT

Operators shall bear the cost of an Environmental Audit to be performed if the Authority has reasonable cause to believe that there are environmental concerns relating to

Operators’ operations.  The audit shall consist of such examinations, tests, inspections, samples, and reviews as Authority or its consultant shall determine to be advisable.

A.                                   Failure to conduct an Environmental Audit or to detect conditions attributable to Operators’ operations, if such audit is conducted, shall in no fashion be intended as a release of any liability of environmental conditions subsequently determined to associated with Operators’ operation.

B.                                     Operators shall remain liable for any environmental condition related to its operations regardless of when such conditions are discovered and regardless of whether or not an Environmental Audit is conducted.

SECTION 7 - PENALTIES FOR FAILURE TO MAINTAIN COMPLIANCE WITH MINIMUM STANDARD REQUIREMENTS

7.01                           FAILURE TO COMPLY WITH MINIMUM STANDARDS OF THE AUTHORITY

In the event a failure to maintain compliance with any of these Minimum Standards, Operator’s will receive notification of the non-compliance from the Airport Director.  If activities are not brought into compliance subsequent to notification, the authorization for any and all commercial activities may be terminated by the Authority, in accordance with the terms of the written agreement entered into pursuant to Section 1.08 of these Minimum Standards.  Operators may request that the Authority’s Board of Director’s review the proposed termination.

7.02                           AUTHORITY OF THE AIRPORT DIRECTOR

The Authority hereby vests power and authority in the Airport Director or his designee to enforce these Minimum Standards and otherwise to perform all acts which may be necessary and proper for the safe and efficient operation of the Airport.  Failure on the part of any person to immediately comply with any reasonable request and direction of the Airport Director or his designee shall be grounds for the ejectment or removal of such persons from the Airport in any lawful and reasonable manner.

7.03                           TERMINATION OF LEASE

Any violation of these Minimum Standards shall be considered an event of default under a tenants lease.

7.04                           CIVIL REMEDY OR CRIMINAL PROSECUTION

The Authority, in its discretion, reserves the right to commence any civil action or suit or file a complaint for criminal prosecution against any person or persons violating any Minimum Standard which causes injury or damage to person or property or if such violation appears to constitute the commission of a criminal act.

7.05                           LIABILITY FOR FINES

The act, or failure to act, of any Operator, its contractors, agents, employees, invitees, visitors, or other person entering the Airport through Operator’s premises that results in a fine or penalty being assessed against the Airport or Authority by any governmental agency having jurisdiction, or the FAA shall be fully liable for the payment or reimbursement of such fine or penalty in addition to the costs associated with the restitution, repair, or clean-up of conditions resulting from such violations.

7.06                           AUDITS

Authority shall have the right to conduct periodic audits of Operator’s premises and business records to determine Operator’s compliance with the Minimum Standards set forth in this document.  Authority shall give Operator prior notice of Authority’s intent to conduct such an audit and such audits shall be conducted during Operator’s normal business hours.

7.07                           AMENDMENTS

These minimum standards will be modified or amended from time to time as the needs of the Airport and the aviation public change.

ADOPTED:	June 2, 1999
EFFECTIVE DATE:	June 2, 1999

RICKENBACKER INTERNATIONAL AIRPORT

SCHEDULE OF RATES AND CHARGES

EXHIBIT “A” (EFFECTIVE July 1, 2003)

Landing Fees:

•                  Signatory Airline                                                                                                                                                                                                                                     $1.44 per 1000 pounds MCGLW

•                  Non-Signatory Airline                                                                                                                                                                                                           $1.81 per 1000 pounds MCGLW

•                  Commercial Minimum Landing Fee (12,500 lbs. or less) - $16.25 per landing

•                  General Aviation Landing Fee (Only aircraft over 60,000 MCGLW):  Same as Signatory/Non-Signatory depending on the classification of the owner/operator.

Fuel Flowage Fees (General Aviation Landing Fee/ Aircraft less than 60,000 MCGLW):

•                  Per Gallon of Aviation Fuel Sold at Retail/Wholesale                                                $.05 per gallon.

Fuel System Management Fees (on all gallons processed into storage)                   $.045 per gallon.

General License / Commission Fees:

•                  Aeronautical Activities:  Two percent (2%) of the gross revenues derived from the conduct of all approved aeronautical activities.

•                  Non-aeronautical Activities:

Car rental agencies:                                        On airport agencies shall pay 10% of the gross revenues derived from their activities.

Off airport car rental agencies shall pay 8% of the gross revenues derived from such activities.

Hotels:                                                                                                          On airport hotel operators shall pay 3% of the gross revenues derived from their activities.

Aircraft Parking Charges:  (Daily Rates)

Single Engine	$6
Light Twin	$8
12,500 – 40,000	$20
40,001 – 90,000	$30
90,001 – 150,000	$50
150,001 – 250,000	$80
250,001 – 400,000	$100
400,001 – Over	$150

•                  Parking Charges for Signatory Airlines do not apply on the first 24 hours, weekends or holidays.

•                  Parking Charges for Non-Signatory Airlines apply after the first 6 hours.

•                  Parking Charges for General Aviation aircraft exceeding 60,000 lbs. apply after the first 6 hours.

•                  Parking Charges for General Aviation aircraft less than 60,000 lbs. apply when remaining over night.

•                  Parking Charges for any General Aviation aircraft based at the airport do not apply if the owner/operator rents hangar or tie-down space from the Port Authority or the FBO.

•                  Monthly Parking Charges for based aircraft using remote aircraft ramp, as designated by the Authority, will be assessed at a rate equal to 30% of the daily rate.

Definitions:

•                  Signatory - Having a lease or sublease of a ground site or building space on in accordance with the Authority’s Rates & Charges Policy.  An airline having a contractual airline operating arrangement with an organization who has such a lease on airport property.

•                  Non-signatory - Those operators who do not have an on airport lease agreement with the Authority in accordance with the Rates & Charges Policy.

•                  MCGLW - Maximum Certificated Gross Landing Weight.

Rates and Charges are calculated within an annual period beginning January 1st and ending December 31st.